UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.    )

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VASCO Data Security International, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 18, 2014

To the Stockholders of

VASCO Data Security International, Inc.:

The Annual Meeting of Stockholders of VASCO Data Security International, Inc., a Delaware corporation (“Company”), will be held on Wednesday, June 18, 2014, commencing at 10:00 a.m., local time, at 1901 South Meyers Road, Oakbrook Terrace, Illinois 60181 for the following purposes:

1. To elect five directors to serve on the Board of Directors;

2. To hold an advisory vote on executive compensation;

3. To reapprove the VASCO Data Security International, Inc. Executive Incentive Compensation Plan, (the “Annual Incentive Plan”);

4. To reapprove the VASCO Data Security International, Inc. 2009 Equity Incentive Plan (the “2009 Equity Plan”);

5. To ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

6. To transact such other business as may properly come before the meeting.

The Board of Directors has no knowledge of any other business to be presented or transacted at the meeting.

The Board of Directors recommends that you vote FOR each proposal set forth in this Notice of Annual Meeting of Stockholders and Proxy Statement. Stockholders of record on April 22, 2014 are entitled to notice of and to vote at the meeting. Further information as to the matters to be considered and acted upon can be found in the accompanying Proxy Statement.

Our Annual Report to Stockholders for 2013 is also enclosed.

By Order of the Board of Directors,

Clifford K. Bown
Secretary

Oakbrook Terrace, Illinois

April 23, 2014

You are cordially invited and urged to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, please sign, date and return the enclosed proxy card, whether or not you expect to attend in person. You may revoke your proxy at any time before it is voted at the Annual Meeting.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 18, 2014

This Proxy Statement is furnished by the Board of Directors of VASCO Data Security International, Inc. (“Company, “VASCO,” “we,” “us” or “our”), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Wednesday, June 18, 2014 , commencing at 10:00 a.m., local time, at our principal executive offices located at 1901 South Meyers Road, Oakbrook Terrace, Illinois 60181, and at any postponement or adjournment thereof. Directions may be obtained by calling (630) 932-8844. Holders of record of shares of our common stock at the close of business on April 22, 2014, will be entitled to vote on all matters to properly come before the Annual Meeting. Each share of common stock that you own entitles you to one vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder

Meeting To Be Held on June 18, 2014:

The Company’s Proxy Statement and Annual Report to Stockholders (including our Annual Report on Form 10-K) are available at: http://www.vasco.com/investor_relations/investors_overview/investors_overview.aspx.

If you received a notice of internet availability of proxy materials (“E-Proxy Notice”) by mail or electronically, you will not receive a printed copy of the Proxy Statement or Annual Statement unless you specifically request one. Instead, the E-Proxy Notice provides instructions on how you may access and review our proxy materials. The E-Proxy Notice also instructs you on how you may submit your proxy via the Internet. If you received the E-Proxy Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the E-Proxy Notice. On or about May 1, 2014, we will begin mailing printed copies of our proxy materials to certain of our stockholders and the E-Proxy Notice to all other stockholders.

ANNUAL REPORT

Our Annual Report to Stockholders for the fiscal year ended December 31, 2013 has been included in the mailing of this Proxy Statement, and we recommend that you review it for financial and other information. It is not intended to be a part of the proxy soliciting material. The Annual Report includes, among other information, our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. You can review and download a copy of VASCO’s Annual Report on Form 10-K by accessing our website, www.vasco.com, or you can request paper copies, without charge, by writing to VASCO Data Security International, Inc., 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181, Attention: Clifford K. Bown, Secretary.

THE ANNUAL MEETING

Matters to be Considered

The Annual Meeting has been called to:

1.	Elect five directors to serve on the Board of Directors (sometimes referred to as the “Board”) (“Proposal 1”);

2.	Hold an advisory vote on executive compensation (“Proposal 2”);

3.	Reapprove the Annual Incentive Plan (“Proposal 3”);

4.	Reapprove the 2009 Equity Plan (“Proposal 4”);

5.	Ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 (“Proposal 5”); and

6.	Transact such other business as may properly come before the meeting.

Voting at the Annual Meeting

A majority of the votes entitled to be cast on matters to be considered at the Annual Meeting will constitute a quorum for the transaction of business. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Holders of record of outstanding shares of common stock at the close of business on April 22, 2014 are entitled to notice of and to vote at the Annual Meeting. As of April 22, 2014, there were 39,666,802 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to cast one vote on any matter submitted to the stockholders for approval.

Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast and entitled to vote will be required for Proposal 1, and the affirmative vote of a majority of the votes cast and entitled to vote thereon will be required for Proposal 2, Proposal 3, Proposal 4, and Proposal 5. There is no cumulative voting in the election of directors.

Stockholders may vote in favor of or withhold authority to vote for the nominees for election as directors listed under Proposal 1. Stockholders may vote for or against, or abstain from voting on, Proposal 2, Proposal 3, Proposal 4, and Proposal 5. Abstentions and withheld votes will be counted by the election inspector in determining whether a quorum is present. With respect to Proposal 1, each nominee must receive a plurality of the votes cast and entitled to vote, and any director nominee who receives a greater number of withhold votes than affirmative votes in an uncontested election is expected to tender to the Board his or her resignation promptly following the certification of election results pursuant to the Company’s majority vote policy, more fully described in Proposal No. 1, below. Under the majority vote policy, abstentions and broker non-votes will not have an impact on the election of directors. With respect to Proposal 2, Proposal 3, Proposal 4, and Proposal 5 which require the approval of a majority of the votes cast and entitled to vote thereon, abstentions will have no effect on the outcome of the vote on such proposal.

Broker non-votes will also be counted by the election inspector in determining whether a quorum is present. Broker non-votes are proxies received from brokers when the broker has neither received voting instructions from the beneficial owner nor has discretionary power to vote on a particular proposal. Broker non-votes, because they are not considered “votes cast,” are not counted in the vote totals and will have no effect on the election of directors or the approval of any proposal considered at the Annual Meeting. Brokers are subject to the rules of the New York Stock Exchange (“NYSE”), and the NYSE rules provide that brokers only possess discretionary power to vote on matters that are considered routine, such as the ratification of the independent registered public accounting firm described in Proposal 5. In contrast, brokers do not have discretionary authority to vote shares held in street name on non-routine matters. Under the NYSE rules, the election of directors is not considered a routine matter. As a result, with respect to Proposal 1, shares held in street name will not be voted unless the broker is given voting instructions by the beneficial owner. Additionally, as the matter under consideration in Proposal 2 is a non-routine matter, shares held in street name will not be voted unless the broker is given voting instructions by the beneficial owner. With respect to Proposal 3, Proposal 4, and Proposal 5, brokers have the discretionary authority to vote shares held in street name even if they do not receive voting instructions from the beneficial owner.

If a properly executed, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted:

a.	FOR election of all nominees for election as director as listed herein;

b.	FOR approval of executive compensation;

c.	FOR reapproval of the Annual Incentive Plan;

d.	FOR reapproval of the 2009 Equity Plan;

e.	FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

f.	In accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

Any stockholder executing a proxy has the power to revoke it at any time before it has been voted by delivering written notice to the Secretary of the Company, by executing a later-dated proxy or by voting in person at the Annual Meeting. Any written notice of revocation or subsequent proxy should be delivered prior to June 18, 2014 to:

VASCO Data Security International, Inc.

1901 South Meyers Road, Suite 210

Oakbrook Terrace, Illinois 60181

Attention: Secretary

or hand delivered to the Secretary before the closing of the polls at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Stockholders are being asked to elect five directors. All of the director nominees will be elected at the Annual Meeting. Each director will serve until the annual meeting in 2015, until a qualified successor director has been elected, or until he or she resigns, dies or is removed.

The Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has nominated the following individuals for election as directors at the Annual Meeting: Michael P. Cullinane, John N. Fox, Jr., Jean K. Holley, T. Kendall Hunt and Matthew Moog, all of whom are current directors and have agreed to serve if elected.

While the Board of Directors does not contemplate that any nominee for election as a director will not be able to serve, if unforeseen circumstances (for example, death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, the persons listed in the enclosed proxy will vote your proxy, if properly executed and returned and unrevoked, for such other person or persons, or the Board may, in its discretion, reduce the number of directors to be elected. The affirmative vote of a plurality of the votes cast and entitled to vote at the Annual Meeting is required for the election of directors, but under the majority voting policy in the VASCO Corporate Governance Guidelines, any director nominee who receives a greater number of withhold votes than affirmative votes in an uncontested election is expected to tender to the Board his or her resignation promptly following the certification of election results. Under the plurality voting standard and our majority voting policy, abstentions and broker non-votes will not have an impact on the election of directors.

The Board of Directors recommends that the stockholders vote “FOR” each of the nominees listed herein.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Stockholders are being asked to approve an advisory resolution on the Company’s compensation of its named executive officers as reported in this Proxy Statement. As described in detail in the section entitled Compensation Discussion and Analysis, the Compensation Committee is guided by the following principles:

•	Compensation should be based on the level of job responsibility, individual performance and Company performance;

•

Compensation should be aligned with the value of the job in the marketplace and should be designed to allow VASCO to attract, motivate and retain the caliber of executive talent that we require to succeed in our industry;

•	Compensation should reward performance, both annual and long-term;

•

Exceptional performance, both for the individual and for VASCO, should be rewarded with a high level of performance-based pay; likewise, when performance fails to meet expectations or lags benchmarks set by the Compensation Committee, the result should be compensation at a lower level;

•	Performance-based compensation should be based on measures that are simple to understand and that are directly tied to the Company’s long-term strategies and goals; and

•	The objectives of pay-for-performance must be balanced with retention of key employees whose knowledge and experience are important to our long-term strategies and success.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 28 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives and provides detailed information on the compensation and strategic accomplishments of our named executive officers. We believe that our compensation programs are aligned with our strategic objectives and address evolving concerns in the very competitive information technology industry. Most importantly, we believe that our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our stockholders.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and related rules promulgated by the Securities and Exchange Commission (the “SEC”) and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2014 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of VASCO Data Security International, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2014 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and carefully consider the voting results when evaluating our executive compensation programs.

The Board of Directors recommends that the stockholders vote “FOR” the approval of the Advisory Resolution on Executive Compensation.

PROPOSAL 3

REAPPROVAL OF THE VASCO DATA SECURITY INTERNATIONAL, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN

The Board of Directors proposes that our stockholders approve the Annual Incentive Plan. The Annual Incentive Plan is being submitted for stockholder approval every five years so that payments under the Annual Incentive Plan may qualify as performance-based compensation under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations in effect thereunder (the “Code”).

This proposal does not seek any amendment of the existing provisions of, or performance goals contained within, the Annual Incentive Plan. Rather, this proposal is being presented to the stockholders solely to address the periodic approval requirements of Section 162(m) described below.

On December 19, 2008, the Compensation Committee and the Board of Directors approved the Annual Incentive Plan and directed that it be submitted to our stockholders for approval every five years. The Stockholders first approved the Annual Incentive Plan on June 10, 2009. Stockholder approval of the Annual Incentive Plan requires the affirmative vote of a majority of the shares of the Company’s outstanding common stock present, in person or by proxy, and entitled to vote at the Annual Meeting.

The following description summarizes the material features of the Annual Incentive Plan; however, it is not intended to be a complete description and you should not rely solely on it for a detailed description of every aspect of the Annual Incentive Plan. The description is qualified in its entirety by reference to the copy of the Annual Incentive Plan annexed to this Proxy Statement as Appendix A.

The Board of Directors recommends that the stockholders vote “FOR” Proposal 3.

Summary of Plan

The purpose of the Annual Incentive Plan is to motivate and reward eligible executives by making a portion of their cash compensation dependent on the attainment of performance goals. The Annual Incentive Plan is designed to permit the annual incentives paid thereunder (also referred to as “awards”) to certain executive officers of the Company to be deductible without limit under Section 162(m). Generally, Section 162(m) denies a deduction to publicly-held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year; however, an exception applies to certain “performance-based compensation” provided that such compensation is paid pursuant to a plan approved by stockholders and provided certain other requirements are met.

We intend to continue our established practice of paying annual incentive bonuses to executive officers based on individualized performance goals. If the Annual Incentive Plan is approved by stockholders, we expect that non-equity incentive plan awards to executives under the Annual Incentive Plan made through the 2019 Annual Meeting will satisfy the performance-based compensation exception under Section 162(m) and be fully deductible by the Company for federal income tax purposes.

Participants

The individuals eligible to receive awards under the Annual Incentive Plan (the “participants”) will consist of executive officers of the Company and its subsidiaries as determined from time to time by the Compensation Committee. We expect the Compensation Committee to make such determinations annually. We currently have three executive officers whom the Committee may designate as eligible to receive awards if so determined by the Compensation Committee. Each of them may be considered to have an interest in the Annual Incentive Plan because they may receive awards under it in the future.

Administration

The Compensation Committee will have the sole discretion and authority to administer and interpret the Annual Incentive Plan. The Compensation Committee will be authorized to make any and all decisions regarding the administration of the Annual Incentive Plan, including interpreting the terms and provisions of the Annual Incentive Plan and establishing, adjusting, paying, or declining to pay Annual Incentive Plan awards. All decisions, determinations and interpretations by the Compensation Committee regarding the Annual Incentive Plan will be final and binding on all participants, unless such decisions or actions are determined to be arbitrary or capricious or were unlawful.

The Company may amend or terminate the Annual Incentive Plan at any time with respect to future services of participants. Annual Incentive Plan amendments may be adopted by the Board of Directors or the Compensation Committee, and will require stockholder approval only to the extent required to satisfy the conditions for exemption under Section 162(m) or otherwise.

Awards

To the extent awards under the Annual Incentive Plan are paid, they will be paid in cash.

Performance Goals

The Compensation Committee will establish performance goals in its discretion which, depending on the extent to which they are achieved, will determine the value of the cash award, if any, that will be paid to the participant. Performance goals may differ for awards to different participants. The performance goals may be set by the Compensation Committee at threshold, target and/or maximum performance levels with the value of the award payable tied to the degree of attainment of the various performance levels during the performance measurement period. No payment may be made with respect to any award if the threshold performance level is not satisfied. Performance goals may apply to the performance of a participant or of a department, unit, division or function within the Company, and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices).

The Compensation Committee will have the discretion to adjust the award payouts; provided, however, the Compensation Committee may not increase the amount of any awards intended to qualify as performance-based compensation under Section 162(m)

Section 162(m)

For awards under the Annual Incentive Plan that are intended to qualify as performance-based compensation under Section 162(m), the performance measurement period may not be less than one year, and the Compensation Committee will set the performance measures within the time period prescribed by Section 162(m). Awards intended to qualify as performance-based compensation under Section 162(m) are limited for each participant to a maximum payout of $3,000,000 for any annual performance period and $5,000,000 for any performance period over one year.

In addition, the performance goals related to awards intended to qualify as performance-based compensation under Section 162(m) will be based on one or more of the following performance measures:

•	Earnings before any or all of interest, tax, depreciation or amortization (actual or adjusted and either in the aggregate or on a per-share of common stock basis);

•	Earnings (either in the aggregate or on a per-share of common stock basis);

•	Net income or loss (either in the aggregate or on a per-share of common stock basis);

•	Operating profit;

•	Cash flow (either in the aggregate or on a per-share of common stock basis);

•	Free cash flow (either in the aggregate on a per-share of common stock basis);

•	Costs;

•	Gross revenues;

•	Reductions in expense levels;

•	Operating and maintenance cost management and employee productivity;

•	Stock price or total shareholder return (including growth measures and total stockholder return or attainment by the shares of common stock of a specified value for a specified period of time);

•	Net economic value;

•	Economic value added;

•	Aggregate product unit and pricing targets;

•

Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures;

•	Achievement of return on net assets, return on assets, return on investment capital, or return on equity;

•	Achievement of objectives relating to diversity, employee turnover, or employee retention rates;

•	Results of customer satisfaction surveys; and/or

•	Debt ratings, debt leverage and debt service.

The performance measures may be applied on a pre- or post-tax basis and the formula for any award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss. The levels of performance required with respect to performance measures may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result.

Payment of Awards

Generally, the participant must be employed on the last day of the performance period to receive a payment of an award. The Compensation Committee may, in its discretion, make exceptions to this requirement in cases of a participant’s retirement, death, disability or involuntary termination without cause. Payments for awards will be made no later than March 15 of the year following the year in which the performance period ends and all other restrictions have lapsed.

Change in Control

All awards earned and not yet paid as of the date of a change in control of the Company will be payable in full at the performance level achieved in accordance with the award payout schedule. The payout for any award or remaining portion of an award for which the payout level has not been determined as of a date of a change in control will be paid at the target payout level and prorated based on the number of days that have elapsed in the performance measurement period as of the date of the change in control. Payments of awards due to a change in control will be made no later than March 15 of the year following the year in which the change in control occurred.

Amendment and Termination

Unless the documentation for an award specifies otherwise, the Compensation Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unpaid award at any time if a participant is not in compliance with all applicable provisions of the award and the Annual Incentive Plan, is in violation of his employment agreement, the Company’s code of ethics and conduct or any restrictive covenant or other agreement with the Company or a subsidiary of the Company. In addition, if the Compensation Committee determines that a participant’s wrongful act was a significant contributing factor to the Company or a subsidiary of the Company having to restate all or a portion of its financial statements, the Compensation Committee may require the participant to reimburse the Company for awards paid during the period beginning on the date such financial statements were originally released and ending on the date the restated financial statements are filed with the Securities and Exchange Commission and may cancel any outstanding award.

The Company reserves the right to amend or terminate the Annual Incentive Plan at any time with respect to future services of participants. Annual Incentive Plan amendments may be adopted by the Board of Directors or the Compensation Committee, and will require stockholder approval only to the extent required to satisfy the conditions for exemption under Section 162(m) or otherwise.

Federal Tax Consequences

Generally, an award under the Annual Incentive Plan will constitute taxable ordinary income to the participant under current U.S. tax laws and regulations, and, subject to the provisions of Section 162(m), the Company will be entitled to a federal income tax deduction in a corresponding amount.

New Plan Benefits

Because amounts payable under the Annual Incentive Plan are based on performance goals that are determined each year at the discretion of the Compensation Committee, and because the Compensation Committee has discretionary authority to reduce the amount of any incentive otherwise payable under the Annual

Incentive Plan, it cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any person under the Annual Incentive Plan or that would have been received by or allocated to any person for the most recent fiscal year had the 2009 Equity Incentive Plan been in effect.

PROPOSAL 4

REAPPROVAL OF THE VASCO DATA SECURITY INTERNATIONAL, INC.

2009 EQUITY INCENTIVE PLAN

The Board of Directors proposes that our stockholders approve the 2009 Equity Plan. The 2009 Equity Plan is being submitted for stockholder approval so that certain awards under the 2009 Equity Plan may qualify as performance-based compensation under Section 162(m).

This proposal does not seek any amendment of the existing provisions of, or performance goals contained within, the 2009 Equity Incentive Plan. Rather, this proposal is being presented to the stockholders solely to address the periodic approval requirements of Section 162(m) described below.

On December 19, 2008, the Compensation Committee and the Board approved the 2009 Equity Plan and directed that it be submitted to our stockholders for approval every five years. The Stockholders first approved the 2009 Equity Plan on June 10, 2009. Stockholder approval of the 2009 Equity Plan requires the affirmative vote of a majority of the shares of the Company’s outstanding common stock present, in person or by proxy, and entitled to vote at the Annual Meeting.

The following description summarizes the material features of the 2009 Equity Plan; however, it is not intended to be a complete description and you should not rely solely on it for a detailed description of every aspect of the 2009 Equity Plan. The description is qualified in its entirety by reference to the copy of the 2009 Equity Plan annexed to this Proxy Statement as Appendix B.

The Board of Directors recommends that the stockholders vote “FOR” Proposal 4.

Summary of 2009 Equity Plan

The purpose of the 2009 Equity Plan is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its subsidiaries by providing them the opportunity to acquire a proprietary interest in the Company and, with other incentives, to align their interests and efforts to the long-term interests of the Company’s stockholders, and to reward them for achieving established performance goals. The 2009 Equity Plan was adopted by the Board on December 19, 2008, subject to approval by the Company’s stockholders. The Stockholders first approved the 2009 Equity Plan on June 10, 2009.

The 2009 Equity Plan is a flexible plan that provides the Compensation Committee broad discretion to fashion the terms of the awards to provide eligible recipients with such stock-based and performance-related incentives as the Compensation Committee deems appropriate. The Compensation Committee may grant the awards for any or no consideration. The 2009 Equity Plan permits the issuance of awards in a variety of forms, including (1) shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), (2) nonqualified and incentive stock options for the purchase of Common Stock, (3) stock appreciation rights, (4) deferred stock, (5) other stock-based awards (including restricted shares, performance shares, performance units and other stock unit awards), and (6) cash incentive awards.

The Board believes that adoption of the 2009 Equity Plan is advisable to be able to continue to grant performance-based awards that qualify for the exception to the deductibility limit set forth in Section 162(m), and to ensure that future incentive compensation awards are made in compliance with Section 409A of the Code, governing a broad range of deferred compensation arrangements, including certain awards available under the 2009 Equity Plan.

In addition, Stockholder approval of the 2009 Equity Plan is sought to continue to (1) meet the requirements of NASDAQ with respect to compensation plans pursuant to which stock may be acquired by officers, directors, employees or consultants, (2) qualify certain compensation under the 2009 Equity Plan as “qualified performance-based compensation” that is tax deductible to the Company without limitation under Section 162(m), and (3) qualify certain stock options granted under the 2009 Equity Plan as incentive stock options.

Administration

The Compensation Committee will have the sole discretion and authority to administer and interpret the 2009 Equity Plan. Subject to certain limitations, the Compensation Committee may delegate to one or more officers of the Company its authority to grant stock options, performance units or stock appreciation rights to designated classes of participants. The Compensation Committee’s authority includes the power to determine, subject to the terms of the 2009 Equity Plan, the individuals eligible to receive awards under the 2009 Equity Plan, the type and amount of such awards, the time of each award grant, the terms and duration of each award grant, the terms of award agreements used with respect to awards under the 2009 Equity Plan, and all other determinations necessary or advisable for administration of the 2009 Equity Plan. The Compensation Committee may also permit or require the deferral of the payment of an award under the 2009 Equity Plan, subject to applicable laws and the terms of the 2009 Equity Plan. All decisions by the Compensation Committee or designated officer(s) regarding the 2009 Equity Plan and awards granted thereunder will be final and binding on affected participants. Awards granted under the 2009 Equity Plan will be evidenced by written award agreements that contain such terms, conditions, limitations and restrictions as the Compensation Committee deems advisable and that are not inconsistent with the 2009 Equity Plan.

Participants

The individuals eligible to receive awards under the 2009 Equity Plan (the “participants”) will consist of employees, officers and directors of the Company or its subsidiaries whom the Compensation Committee from time to time selects. Awards may also be granted under the 2009 Equity Plan to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or its subsidiaries in certain circumstances. We expect the Compensation Committee to make grant determinations annually.

We currently have three officers, four non-employee directors, and approximately 400 employees whom the Compensation Committee may designate as eligible to receive awards under the 2009 Equity Plan. Each of them may be considered to have an interest in the 2009 Equity Plan because they may receive awards under it in the future.

Shares Authorized for Issuance

Subject to certain anti-dilution and other adjustments, the total number of shares available for awards under the 2009 Equity Plan will be 8,000,000 shares of Common Stock. As of April 23, 2014, there were 6,569,676 shares available for grant under the 2009 Equity Plan.

If shares of Common Stock subject to a 2009 Equity Plan award remain unissued upon termination, expiration, cancelation, or lapse of such award or, if shares are issued under the 2009 Equity Plan and are thereafter forfeited, such shares will again be available for grant under the 2009 Equity Plan. In addition, any shares (1) tendered by a participant or retained by the Company as full or partial consideration for an award or to satisfy tax withholding obligations in connection with an award, or (2) covered by an award that is settled in cash, or in a manner such that some or all of the shares covered by the award are not issued, will again be available for grant under the 2009 Equity Plan.

Adjustments

In the event of a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or certain other changes in the Company’s corporate or capital structure, the Compensation Committee will make appropriate adjustments to the aggregate number of shares of Common Stock subject to the 2009 Equity Plan and the number, kind and per-share price of shares subject to outstanding awards under the 2009 Equity Plan.

Types of Awards

Stock Options. Stock options granted under the 2009 Equity Plan may be either incentive stock options qualified under Section 422 of the Code (“ISOs”) or non-qualified stock options. Only employees of the Company or one of its subsidiary corporations (as defined under Section 422 of the Code) may be granted ISOs.

The Compensation Committee will determine the exercise price for stock options granted under the 2009 Equity Plan, provided that the exercise price per share may not be less than the fair market value per share on the grant date of the stock option. If a stock option that is intended to qualify as an ISO is to be granted to a party that owns 10% or more of the voting power of the Company’s stock (a “10% Stockholder”), the exercise price per share may not be less than 110% of the fair market value per share of our Common Stock on the grant date of the stock option. The exercise price of a stock option must be paid to the Company prior to the issuance of the shares being purchased and must be paid by delivery to the Company of consideration equal to the purchase price. Such consideration may be in any form acceptable to the Compensation Committee, including cash, check, wire transfer, Common Stock already owned by the recipient and Common Stock that would otherwise be issued upon the exercise of the stock option.

The exercise period for any stock option granted under the 2009 Equity Plan will be determined by the Compensation Committee, provided that no stock option may be exercisable more than 10 years after the grant date of the stock option or five years after the grant date of the stock option in the case of an ISO granted to a 10% Stockholder. No ISOs may be granted more than ten years after the later of: (a) the adoption of the 2009 Equity Plan by the Board and (b) the adoption by the Board of any amendment to the 2009 Equity Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code.

Stock Appreciation Rights. Stock appreciation rights (“SARs”) are rights to receive an amount equal to (i) the excess of the fair market value of a share of Common Stock on the SAR exercise date over the per-share grant price of the SAR, multiplied by (ii) the number of shares with respect to which the SAR is exercised. SARs are granted with respect to a specific number of shares and may be granted alone or in tandem with a stock option grant. The grant price for a SAR is determined in accordance with the rules for determining the exercise prices of stock options, and the maximum term of the SAR is ten years from its grant date. If a SAR is granted in tandem with a stock option, the grant price of the SAR will be the same as the exercise price of the corresponding stock option, and the term of the SAR will not exceed the term of the corresponding stock option. The Compensation Committee may provide that the payment upon exercise of a SAR may be in cash, in shares, in some combination thereof or in any other manner approved by the Compensation Committee other than an award that would defer taxation of the SAR exercise.

Stock Awards, Restricted Stock, Performance Shares and Stock Units. Under the 2009 Equity Plan, the Compensation Committee may grant awards of unrestricted Common Stock (i.e., a stock award), restricted stock, performance shares and stock units on such terms and conditions and subject to such forfeiture, repurchase and/or vesting terms, conditions and restrictions as it determines. Restricted stock is shares of Common Stock, the rights of ownership of which are subject to restrictions prescribed by the Compensation Committee (e.g., time-based restrictions); performance shares are units denominated in shares of Common Stock, the rights of ownership of which are subject to the attainment of performance goals established by the Compensation Committee; and stock units are awards denominated in units of Common Stock.

Upon the satisfaction or waiver of the terms, conditions and restrictions applicable with respect to a participant’s restricted stock, performance shares or stock units, (i) the shares of restricted stock will become freely transferable by the participant, (ii) the performance shares will become freely transferable by the participant, and/or (iii) stock units will be paid in shares of Common Stock or, if set forth in the applicable award agreement, in cash or a combination of cash and shares of Common Stock, respectively. Such terms, conditions and restrictions may include continuous service with the Company or one of its subsidiaries, time-based restrictions, achievement of specific performance goals, the occurrence of a specified event, and/or other restrictions determined by the Compensation Committee. During the period (the “Restricted Period”) that such terms, conditions and/or restrictions apply to the restricted stock, performance shares or stock units, the participant will not be permitted to sell, assign, transfer, pledge or otherwise encumber any interest in the award.

Performance Units. Performance units are units denominated in cash or property other than shares of Common Stock and the rights to which are subject to the attainment of performance goals established by the Compensation Committee. Each performance unit will have an initial value that is established by the Compensation Committee at the time of grant. Participants will be entitled to payment for each performance unit based on the level of achievement of performance goals. At the discretion of the Compensation Committee, the performance unit award may specify that it is payable in cash, Common Stock, or restricted stock.

Deferred Stock. Deferred stock is a right to receive payment in the form of Common Stock (or cash measured by the value of shares of Common Stock) at the end of a specified deferral period. The payment date for deferred stock, as may be permitted by the Compensation Committee in its discretion and as specified in the award or deferral election, is limited to one or more of the following events: a specified date (as contemplated by applicable guidance under Code Section 409A), a change in control of the Company, the participant’s “separation from service” (as provided in Code Section 409A), death or disability, or an “unforeseeable emergency” of the participant (as provided in Code Section 409A).

Other Stock-Based or Cash Awards. The Compensation Committee is authorized, subject to limitations imposed by applicable law and the 2009 Equity Plan, to grant such other types of incentive awards payable in cash or shares of Common Stock.

The Compensation Committee may also grant “substitute awards” under the 2009 Equity Plan, which will not reduce the number of shares of Common Stock authorized for issuance under the 2009 Equity Plan. Substitute awards are awards granted or shares of Common Stock issued by the Company in substitution or exchange for awards previously granted by an entity acquired by the Company or with which the Company merged or combined. Additionally, shares available for grant under such an entity’s preexisting plan that was not adopted in contemplation of such acquisition, merger or combination also may be issued as awards under the 2009 Equity Plan and will not reduce the number of shares of Common Stock authorized for issuance under the 2009 Equity Plan.

Voting and Dividend Rights

Except as provided by the Compensation Committee or the applicable award agreement, no award under the 2009 Equity Plan, other than a stock award and restricted stock, will entitle a participant to any dividend, dividend equivalent, voting or other right of a stockholder unless and until the date of issuance of the shares of Common Stock that are the subject of such award, except that participants generally will be credited with dividend equivalents with respect to dividends paid on the shares underlying deferred stock.

Performance-Based Compensation

The Compensation Committee may set performance goals in its discretion which, depending on the extent to which they are achieved, will determine the value of an award, if any, that will be paid to the participant. The formula for such award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss. Any one or more of the performance goals may apply to a participant, a department, unit, division or function within the Company or a subsidiary of the Company, and may apply either alone or relative to the performance of other businesses or individuals.

Section 162(m) limits to $1,000,000 the annual income tax deduction that may be claimed by a publicly held corporation for compensation paid to its chief executive officer and to the four most highly compensated officers other than the chief executive officer. Qualified “performance-based” compensation is exempt from the $1,000,000 limit and may be deducted even if other compensation exceeds $1,000,000. Awards under the 2009 Equity Plan that are subject to the achievement of performance goals may qualify as performance-based compensation under Section 162(m). However, in the event that the Compensation Committee determines that it is advisable to grant awards that will not qualify for the performance-based exception under Section 162(m), the Committee may make grants that use performance measures other than those specified below. Awards intended to qualify as performance-based compensation under Code Section 162(m) are limited for each participant to a maximum payout of $3,000,000 for any annual performance period and $5,000,000 for any performance period over one year.

To the extent that an award is intended to comply with the exception for performance-based compensation under Section 162(m), the Compensation Committee will utilize one or more of the following business criteria for the Company in establishing performance goals for a performance award:

•	Earnings before any or all of interest, tax, depreciation or amortization (actual or adjusted and either in the aggregate or on a per-share of Common Stock basis);

•	Earnings (either in the aggregate or on a per-share of Common Stock basis);

•	Net income or loss (either in the aggregate or on a per-share of Common Stock basis);

•	Operating profit;

•	Cash flow (either in the aggregate or on a per-share of Common Stock basis);

•	Free cash flow (either in the aggregate on a per-share of Common Stock basis);

•	Costs;

•	Gross revenues;

•	Reductions in expense levels;

•	Operating and maintenance cost management and employee productivity;

•	Stock price or total shareholder return (including growth measures and total stockholder return or attainment by the shares of Common Stock of a specified value for a specified period of time);

•	Net economic value;

•	Economic value added;

•	Aggregate product unit and pricing targets;

•

Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures;

•	Achievement of return on net assets, return on assets, return on investment capital, or return on equity;

•	Achievement of objectives relating to diversity, employee turnover, or employee retention rates;

•	Results of customer satisfaction surveys; and/or

•	Debt ratings, debt leverage and debt service.

Termination of Employment

Unless the Compensation Committee or the applicable award agreement provides otherwise, upon the termination of a participant’s employment or other service relationship with the Company or its subsidiaries (a “Termination of Service”), (i) any portion of a stock option that is not vested and exercisable on the date of Termination of Service will expire on that date, (ii) any portion of a stock option that is vested and exercisable on the date of Termination of Service will expire on the earliest to occur of the stock option expiration date and (A) the one-year anniversary of the date of Termination of Service, in the event of a Termination of Service by reason of retirement, death or disability, (B) the date that is three months after the date of Termination of Service, in the event of a Termination of Service by reason of quit for good reason following a change of control, (C) the date of the Termination of Service, in the event of a Termination of Service by reason of quit (other than quit for good reason following a change of control), and (D) the date that is three months after the date of Termination of Service, in the event of a Termination of Service other than for quit, cause, retirement, disability or death, and (iii) all unexercised stock options granted to the participant in the event of a Termination of Service for cause will automatically expire upon the first notification to the participant of such termination.

Unless the Compensation Committee or the applicable award agreement provides otherwise, if a participant incurs a Termination of Service during a Restricted Period (i) by reason of death or disability, the participant’s restricted stock and stock units that are unvested or still subject to restrictions will become immediately vested and nonforfeitable and the participant’s performance shares and performance units earned and not yet paid as of such event will be payable in full at the performance level achieved, (ii) for any other reason, the participant’s restricted stock and stock units that are unvested or still subject to restrictions will be immediately and automatically forfeited, and (iii) the participant’s performance shares and performance units for which the payout level has not been determined as of the date of termination will be paid at the target payout level and prorated based on the number of days that have elapsed in the performance measurement period as of the date of termination, and such prorated amount will be payable no later than March 15 of the year following the year in which such Termination of Service occurs.

Unless the Compensation Committee or the applicable award agreement provides otherwise, in the event of a participant’s Termination of Service after a change in control (as defined in the 2009 Equity Plan) for reasons other than quit without good reason or cause, (1) all outstanding awards other than performance shares and performance units will become fully and immediately exercisable, unless the change of control involves the sale, merger, reorganization or consolidation of the Company in which the surviving entity adequately converts, assumes or replaces such awards, and (2) all outstanding performance shares and performance units earned and not yet paid as of the date of a change in control of the Company will be payable in full at the performance level achieved in accordance with the award payout schedule in the applicable award agreement, and the payout for any outstanding performance shares and performance units for which the payout level has not been determined as of a date of the change in control will be paid at the target payout level and prorated based on the number of days that have elapsed in the performance measurement period as of the date of the change in control, and such prorated amount will be paid in cash no later than March 15 of the year following the year in which such Termination of Service occurs.

Amendment and Termination

The Compensation Committee may in some instances amend, modify or cancel outstanding awards under the 2009 Equity Plan. For instance, in most cases it may waive the Restricted Period and any other terms, conditions or restrictions on any restricted stock, performance shares, performance units or stock units as it deems appropriate. The Compensation Committee also has the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change in control of the Company to take such further action as it determines to be necessary or advisable with respect to some or all awards in connection with such an event. Such actions may include establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, awards so as to provide for earlier, later, extended or additional time for exercise.

In addition, if the Compensation Committee determines that a participant’s wrongful act was a significant contributing factor to the Company or a subsidiary of the Company having to restate all or a portion of its financial statements, the Compensation Committee may require the participant to reimburse the Company for awards paid during the period beginning on the date such financial statements were originally released and ending on the date the restated financial statements are filed with the Securities and Exchange Commission, may seek reimbursement of any gain recognized upon a stock option exercise or SAR exercise during that period, and may cancel any outstanding award.

The Compensation Committee may amend, suspend or terminate the 2009 Equity Plan or any portion of the 2009 Equity Plan at any time and in such respects as it deems advisable, except to the extent applicable law, regulation or stock exchange rule requires stockholder approval for an amendment to the 2009 Equity Plan. Unless sooner terminated, the 2009 Equity Plan will terminate December 19, 2018. After the 2009 Equity Plan is terminated, no future awards may be granted, but awards previously granted will remain outstanding in accordance with their applicable terms and conditions and the 2009 Equity Plan’s terms and conditions.

Tax Withholding

The Compensation Committee may require a participant to pay any taxes that the Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an award, prior to issuing any shares of Common Stock or settling any award under the 2009 Equity Plan. The Compensation Committee may permit or require a participant to satisfy a participant’s withholding tax obligations by (1) paying cash to the Company, (2) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the participant, (3) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the participant (or become vested, in the case of restricted stock) having a fair market value equal to the tax withholding obligations and other obligations, or (4) surrendering a number of shares of Common Stock the participant already owns having a value equal to the tax withholding obligations and other obligations.

FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of the U.S. federal income tax consequences associated with stock options, stock appreciation rights, stock awards and other awards granted under the 2009 Equity Plan. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

Nonqualified Stock Options

Participant. Generally, a participant receiving a nonqualified stock option does not realize any taxable income for federal income tax purposes at the time of grant. Upon exercise of such option, the excess of the fair market value of the shares of Common Stock subject to the nonqualified stock option on the date of exercise over the exercise price generally will be taxable to the participant as ordinary income. The participant will have a capital gain (or loss) upon the subsequent sale of the shares of Common Stock received upon exercise of the option in an amount equal to the sale price reduced by the fair market value of the shares of Common Stock on the date the option was exercised. The holding period for purposes of determining whether the capital gain (or loss) is a long-term or short-term capital gain (or loss) generally commences on the date the nonqualified stock option is exercised.

The Company. We generally will be entitled to a tax deduction in the same amount and in the same year in which the participant recognizes ordinary income resulting from the exercise of a nonqualified stock option.

Incentive Stock Options

Participant. Generally, a participant will not realize any taxable income for Federal income tax purposes at the time an ISO is granted. Upon exercise of the ISO, the participant generally will incur no income tax liability (other than pursuant to the alternative minimum tax, if applicable). If the participant transfers shares of Common Stock received upon the exercise of an ISO within the later of (1) two years after the date of grant of such ISO and (2) one year after the date of receipt of the shares of Common Stock (together, the “Holding Period”), then, in general, the participant will have taxable ordinary income in the year of the ISO exercise in an amount equal to the excess of the fair market value on the date of exercise over the exercise price. However, if the sale price is less than the fair market value of such shares on the date of exercise, the ordinary income will not be more than the difference between the sale price and the exercise price. The participant will have long-term or short-term capital gain (or loss) in an amount equal to the amount by which the amount received for such Common Stock exceeds (or is less than) the participant’s tax basis in the Common Stock as increased by the amount of any ordinary income recognized as a result of the disqualifying disposition, if any. If the participant transfers the shares of Common Stock after the expiration of the Holding Period, he or she will recognize capital gain (or loss) equal to the difference between the sale price and the exercise price.

The Company. We will not be entitled to a tax deduction upon grant, exercise or subsequent transfer of shares of Common Stock acquired upon exercise of an ISO, provided that the participant holds the shares received upon the exercise of such option for the Holding Period and otherwise satisfies the ISO rules. If the participant transfers the Common Stock acquired upon the exercise of an ISO prior to the end of the Holding Period or otherwise fails to satisfy the ISO rules, we generally will be entitled to a deduction at the time the participant recognizes ordinary income in an amount equal to the amount of ordinary income recognized by such participant as a result of such disqualifying event.

Stock Appreciation Rights

Participant. Generally, a participant receiving a stock appreciation right does not realize any taxable income for federal income tax purposes at the time of grant. Upon the exercise of a stock appreciation right, the participant generally will recognize ordinary income in an amount equal to the amount of cash over the fair market value of the Common Stock, cash or property distributed to the participant. The participant will have a capital gain (or loss) upon a subsequent sale of any shares of Common Stock received in an amount equal to the sale price over the income recognized by the participant on the exercise date. The holding period for purposes of determining whether the capital gain (or loss) is a long-term or short-term capital gain (or loss) will generally commences on the date the stock appreciation right is exercised.

The Company. We generally will be entitled to a tax deduction in the same amount and in the same year in which the participant recognizes ordinary income resulting from the exercise of stock appreciation rights.

Stock Awards, Restricted Stock and Performance Shares

Participant. Generally, a participant receiving a stock award will recognize taxable income at the time of grant of an award of unrestricted stock. The taxable income will equal the excess of the fair market value of the unrestricted stock on the grant date over any amount the participant pays for the unrestricted stock.

Generally, a participant will not recognize taxable income at the time of grant of restricted stock, which for purposes of this paragraph includes performance shares. The participant will instead recognize ordinary taxable income at the time of vesting. The taxable income will equal the excess of the fair market value of the restricted stock at the time the shares vest over any amount the participant paid for the restricted stock. The participant may, however, avoid the delay in computing the amount of taxable gain by filing with the Internal Revenue Service, within 30 days after receiving the restricted stock award, an election to determine the amount of taxable income at the time of receipt of the restricted stock.

The Company. We generally will be entitled to an income tax deduction equal to the amount of ordinary income a participant recognizes in connection with a stock award or restricted stock award. The deduction generally will be allowed for the taxable year in which the participant recognizes such ordinary income.

Deferred Stock

Participant. Generally, a participant will not recognize taxable income at the time of grant of a deferred stock award. The payment or settlement of deferred stock should generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash paid or the then-current fair market value of the shares of Common Stock received. Rules relating to the timing of payment of deferred compensation under Section 409A of the Code are applicable to deferred stock and any violation of Section 409A may result in potential acceleration of income taxation, as well as interest and tax penalties to the participant.

The Company. We generally will be entitled to an income tax deduction equal to the amount of ordinary income a participant recognizes in connection with a deferred stock award.

Other Awards

Participant. With respect to awards granted under the 2009 Equity Plan that result in the payment or issuance of cash or shares of Common Stock or other property that either is not restricted as to transferability or is not subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the cash or the fair market value of stock or other property received. With respect to awards involving the issuance of shares of Common Stock or other property that is restricted as to transferability or subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property becomes transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier.

The granting of stock units and performance units generally will not result in the recognition of taxable income by the participant, although the payment or settlement of these awards will generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash paid or the then-current fair market value of the shares of Common Stock received. If the award consists of shares of Common Stock that are not transferable and are subject to a substantial risk of forfeiture, the tax consequences to the participant will be similar to the tax consequences of restricted stock awards described above, assuming that such award is payable upon the lapse of the restrictions. If the award consists of unrestricted shares of Common Stock, the recipient of those shares will immediately recognize as taxable ordinary income the fair market value of those shares on the date of the award.

The Company. We generally will be entitled to a deduction in an amount equal to the ordinary income received by the participant. The deduction generally will be allowed for the taxable year in which the participant recognizes such ordinary income.

Section 409A

Section 409A of the Code addresses federal income tax treatment of all amounts that are non-qualified deferred compensation. We reserve the right to amend the 2009 Equity Plan or any outstanding award agreement to comply with Section 409A of the Code. If a deferred compensation arrangement, including certain awards issued under the 2009 Equity Plan, does not meet the requirements of Section 409A of the Code, the timing of taxation for these amounts could be accelerated (meaning these amounts could become immediately taxable). Also, an additional 20% income tax, as well as penalties and interest could be imposed upon participants in the 2009 Equity Plan.

Section 162(m)

Section 162(m), provides that any compensation paid to a “covered employee” within the meaning of Section 162(m) that exceeds $1,000,000 cannot be deducted by the Company for federal income tax purposes unless, in general, (1) such compensation constitutes “qualified performance-based compensation” satisfying the requirements of Section 162(m) and (2) certain components of the plan or agreement providing for such performance-based compensation has been approved by the stockholders. We intend that stock options, stock appreciation rights, cash incentive awards, performance shares and performance units under the 2009 Equity Plan that are granted to persons expected to be “covered employees” will constitute “qualified performance-based compensation” and, accordingly will not be subject to the $1,000,000 Section 162(m) deductibility limit. However, the Compensation Committee reserves the right to grant compensation that does not satisfy Section 162(m) and, therefore, would not be deductible by the Company.

Parachute Payments

In the event any payments or rights accruing to a participant upon a change in control, including any payments or vesting under the 2009 Equity Plan triggered by a change in control, constitute “parachute payments” under Section 280G of the Code, depending upon the amount of such payments and the other income of the participant, the participant may be subject to an excise tax (in addition to ordinary income tax) and we may be disallowed a deduction for the amount of the actual payment.

New Plan Benefits

Because benefits payable under the 2009 Equity Plan are determined each year at the discretion of the Compensation Committee and will depend on the fair market value of our company’s Common Stock at various future dates, the benefits or amounts, if any, that will be received by or allocated to any person under the 2009 Equity Plan or that would have been received by or allocated to any person for the most recent fiscal year had the 2009 Equity Plan been in effect, are not determinable.

PROPOSAL 5

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2014.

If our stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

KPMG LLP served as independent registered public accounting firm for the fiscal year ended December 31, 2013 and has acted as independent registered public accounting firm for the Company, and its predecessor, VASCO Corp., since 1994. Representatives of KPMG LLP are expected to be present at the Annual Meeting, and such representatives will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board of Directors recommends that the stockholders vote “FOR” the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS, DIRECTORS AND MANAGEMENT

Except as otherwise indicated below, the table below sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2014, for (i) each of our directors, (ii) each of our named executive officers, (iii) all directors and executive officers as a group, and (iv) each person or entity known by VASCO to beneficially own more than 5% of the outstanding shares of common stock. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them unless otherwise indicated. For purposes of the table, a person or group of persons is deemed to have beneficial ownership of any shares as of a given date that such person has the right to acquire within 60 days after such date.

Name of beneficial owner	Amount and nature of beneficial ownership(1)		Percent of class
Executive Officers and Directors
T. Kendall Hunt	9,049,865	(2)	22.81%
Jan Valcke	568,931		1.43%
Clifford K. Bown	287,438		*
Michael P. Cullinane	149,154		*
John N. Fox	82,447	(3)	*
Jean Holley	73,374	(4)	*
Matthew Moog	12,460		*
All Executive Officers and Directors as a group (7 persons)	10,223,669		25.77%
5% Stockholders
FMR LLC (5)	3,947,000		9.95%
BlackRock, Inc. (6)	2,717,122		6.85%
Private Capital Management LLC (7)	2,147,178		5.41%

*	Ownership is less than 1%.

(1)	The number of shares beneficially owned by each director and executive officer is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days after March 31, 2014, including through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity. As of March 31, 2014, there were 39,667,472 shares of common stock outstanding.

(2)	Includes 500,000 shares held in the Barbara J. Hunt Marital Trust and 511,300 shares held by the estate of Barbara J. Hunt, with Mr. Hunt as executor of the estate. The amount also includes 1,000 shares held by T. Kendall Hunt’s stepdaughter as to which shares Mr. Hunt disclaims beneficial ownership. Further, the amount includes 100,000 shares held in the T. Kendall Hunt and Barbara J. Hunt Charitable Remainder Trust as to which Mr. Hunt disclaims beneficial ownership to the extent he does not have a pecuniary interest. The address of T. Kendall Hunt is 1901 S. Meyers Road, Oakbrook Terrace, IL. 60181.

(3)	Includes 13,793 shares owned jointly with Mr. Fox’s spouse.

(4)	Includes 505 shares owned by the Estate of Don Holley.

(5)	Based solely on a Schedule 13G/A filed on February 14, 2014 by this beneficial owner. The address of FMR, LLC is 245 Summer Street, Boston, Massachusetts, 02210.

(6)	Based solely on a Schedule 13G/A filed on January 31, 2014 by this beneficial owner. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York, 10222

(7)	Based solely on a Schedule 13G filed on February 13, 2014 by this beneficial owner. The address of Private Capital Management LLC is 8889 Pelican Bay Blvd., Suite 500 Naples, Florida 34108.

The following table sets forth shares of our common stock that were authorized to be issued as of December 31, 2013 under the Company’s 1997 Stock Compensation Plan, as amended and restated in 1999 (the “1997 Stock Compensation Plan”) and the 2009 Equity Plan. Upon our stockholders’ reapproval of the 2009 Equity Plan, our 1997 Stock Compensation Plan was suspended and no additional awards will be issued under the 1997 Stock Compensation Plan. However, all outstanding awards under the 1997 Stock Compensation Plan were unaffected by our stockholders’ reapproval of the 2009 Equity Plan.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	21,000	$2.55	6,618,126
Equity compensation plans not approved by security holders	not applicable	not applicable	not applicable
Total	21,000	$2.55	6,618,126

(1)	Subject to adjustment for stock dividends, stock splits and other similar events, a maximum of 6,618,126 shares of common stock was available for issuance under the 2009 Equity Plan as of December 31, 2013.

DIRECTORS AND EXECUTIVE OFFICERS

The names of and certain information regarding our current directors who are nominated for the election and our executive officers appear below.

T. KENDALL “KEN” HUNT—Mr. Hunt is our founder, Chairman of the Board and Chief Executive Officer. Mr. Hunt has served as Chairman of the Board since the Company’s incorporation in 1997, and currently serves a one-year term. He was our Chief Executive Officer from 1997 through 1999 and returned as CEO in November 2002. He served as a member of the Board of Directors of Global Med Technologies, Inc. from March 2006 until April 2010 and RedRoller Holdings, Inc. from December 2007 until December 2008. He holds an MBA from Pepperdine University, Malibu, California, and a B.B.A. from the University of Miami, Florida. Mr. Hunt is 70 years old.

Mr. Hunt has extensive experience in international business, internet and network security, and the acquisition and development of businesses in the United States and Europe. His day-to-day leadership, as Chief Executive Officer of VASCO, provides him with intimate knowledge of our operations and corporate strategy.

MICHAEL P. CULLINANE—Mr. Cullinane has been a director since April 1998 and currently serves a one-year term. He is the Chairman of our Audit Committee and a member of our Compensation Committee and our Corporate Governance and Nominating Committee. From May 2008 through September 2013, Mr. Cullinane served as Executive Vice President and CFO of SilkRoad, Inc., a software services company in the human capital management space. Mr. Cullinane served as the Executive Vice President and Chief Financial Officer of Lakeview Technology Inc. from January 2005 to July 2007. Mr. Cullinane served as the Executive Vice President and Chief Financial Officer and a director of Divine, Inc. from July 1999 to May 2003. He served as Executive Vice President, Chief Financial Officer and a director of PLATINUM Technology International, Inc. from 1988 to June 1999. Mr. Cullinane received a B.B.A. from the University of Notre Dame, South Bend, Indiana. Mr. Cullinane is 64 years old.

Mr. Cullinane has an extensive finance, accounting and technology background, having served as chief financial officer of four technology companies, two of which were publicly traded. He provides the Board with unique insights into the Company’s growth strategies and global financial and accounting matters.

JOHN N. FOX, JR.—Mr. Fox has been a director since April 2005 and currently serves a one-year term. He is Chairman of our Compensation Committee and is a member of our Audit Committee and our Corporate Governance and Nominating Committee. From 1998 to 2003, Mr. Fox served as a Vice Chairman of Deloitte & Touche and the Global Director, Strategic Clients for Deloitte Consulting. He held various other positions with Deloitte Consulting from 1968 to 2003, and served on the board of Deloitte Touche Tohmatsu from 1998 to 2003. Since 2007, Mr. Fox has been a director of Cognizant Technology Solutions Corporation and serves on the Compensation Committee and the Nominating and Governance Committee. Mr. Fox received his B.A. degree from Wabash College and his MBA from the University of Michigan. Mr. Fox is 71 years old.

Mr. Fox has extensive global business experience having served as vice chairman and global director of an internationally prominent consulting firm. He has over 34 years of experience advising clients on large scale, complex transactions, including strategic initiatives, new business models, reengineered business processes, merger integration and organizational change. He provides the Board with the perspective of an executive with direct project management, staffing, compensation and organizational process experience.

JEAN K. HOLLEY—Ms. Holley has been a director since August 2006 and currently serves a one-year term. She is Chair of the Corporate Governance and Nominating Committee and a member of the Audit Committee and Compensation Committee. Ms. Holley has been serving as Group Senior Vice President and Chief Information Officer for Brambles Limited, the world’s leading provider of pallet and container pooling solutions and provider of information management solutions, since September 2012. From April 2004 until August 2012,

Ms. Holley served as the Executive Vice President and Chief Information Officer for Tellabs, Inc., a company that designs, develops, deploys and supports telecommunications networking products around the world. Ms. Holley previously served as the Vice President and Chief Information Officer for USG Corporation from 1999 to 2003. Prior to that, she served as Senior IT Director for Waste Management, Inc. Ms. Holley holds a B.S. in Computer Science/Electrical Engineering from Missouri University Science & Technology, and a M.S. in Computer Science/Engineering from Illinois Institute of Technology in Chicago. Ms. Holley is 55 years old.

Ms. Holley has an extensive background in information technology (IT) and engineering, global operations and manufacturing, corporate strategy and product development, having served as the chief information officer of two public companies. She brings to the Board the perspective of a technology executive with many years of experience in operations, communications strategy planning, product development, IT capabilities and data security.

MATTHEW MOOG—Mr. Moog has been a director since December 2012 and currently serves a one-year term. He is a member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Mr. Moog is the Founder and CEO of Viewpoints, LLC, a leading consumer ratings and reviews service. In this role, Mr. Moog is responsible for leading the company to create innovative products and services that help consumers make smart decisions and help businesses gain valuable feedback. In addition, Mr. Moog is Founder of Built In, a network of regional online communities that connect, educate, and promote digital entrepreneurs and innovators. Mr. Moog is also the founder of the FireStarter Fund, an early stage investment fund focused on digital technology companies, and chaired the project to launch 1871, a 50,000 square foot co-working center for technology startups in Chicago. Mr. Moog is 44 years old.

Previously, Mr. Moog served as President & CEO of publicly-traded Q Interactive, EVP Sales and Marketing at CoolSavings, Inc. the predecessor to Q Interactive and Business Development Manager at Microsoft. Mr. Moog holds a BA in Political Science from George Washington University.

Executive Officers

JAN VALCKE—Mr. Valcke is our President and Chief Operating Officer and has held this position since 2002. Mr. Valcke has been an officer of the Company since 1996. From 1992 to 1996, he was Vice-President of Sales and Marketing of Digipass NV/SA, a member of the Digiline group. He co-founded Digiline in 1988 and was a member of the Board of Directors of Digiline. Mr. Valcke received a degree in Science from St. Amands College in Kortrijk, Belgium. Mr. Valcke is 59 years old.

CLIFFORD K. BOWN—Mr. Bown is our Executive Vice President, Chief Financial Officer and Secretary and has served as our Chief Financial Officer since 2002. Mr. Bown started his career with KPMG LLP where he directed the audits for several publicly held companies, including a global leader in integrated and embedded communications solutions. From 1991 to 1993, he was CFO for publicly held XL/DATACOMP, a $300 million provider of midrange computer systems and support services in the U.S. and U.K. Mr. Bown also held CFO positions in two other companies focused on insurance and healthcare from 1995 through 2001. Mr. Bown received a B.S. in Accountancy from the University of Illinois, Urbana, Illinois, his M.B.A. from the University of Chicago, and he has a CPA certificate. Mr. Bown is 63 years old.

Meetings of the Board of Directors

The Board of Directors met twelve times during 2013. Each incumbent director attended at least 75% of the meetings of the Board and the meetings held by all committees on which he or she served in 2013, in the aggregate. As part of their duties, the directors are expected to attend the annual meetings of stockholders. Each of the directors attended last year’s annual meeting.

The Board of Directors presently has three standing committees, the Corporate Governance and Nominating Committee, the Audit Committee and the Compensation Committee, each of which is described more fully below.

Board Independence

Our Board of Directors conducts an annual review as to whether each of our directors meets the applicable standards of the NASDAQ Stock Market Rules. Our Board of Directors has determined that each of the current directors and director nominees, other than T. Kendall Hunt, has no material relationship with VASCO other than as a director and is independent within the listing standards of NASDAQ. In making its independence determinations, the Board of Directors has broadly considered all relevant facts and circumstances and has concluded that there are no transactions or relationships that would impair the independence of any of the directors or director nominees, other than T. Kendall Hunt.

Board Leadership Structure

The current leadership structure of the Company provides for the combination of the roles of the Chief Executive Officer and the Chairman of the Board of Directors. T. Kendall Hunt, the founder of VASCO, serves as both our Chairman of the Board and Chief Executive Officer. At this time, the Board believes that in light of the Company’s size, the nature of our business and the need for both a strong business and technical knowledge base in its decision making, the combination of these roles serves the best interests of VASCO and our stockholders. As the founder of VASCO, Mr. Hunt is uniquely qualified to lead our Board and to ensure that critical business issues are brought before the Board. We also believe that the combination of the roles of the Chief Executive Officer and the Chairman of the Board of Directors is appropriate in light of the independent oversight of the Board. Although the Board has not designated a lead independent director, the Company has a long history of strong independent directors, with four of the five current members of the Board being independent. In addition, the Audit, Compensation and Corporate Governance and Nominating Committees are comprised solely of independent directors. The Board regularly reviews the Company’s leadership structure and reserves the right to alter the structure as it deems appropriate.

The Board’s Role in Risk Oversight

The Board of Directors is primarily responsible for overseeing the assessment and management of the Company’s risk exposure and does so directly and through each of its committees. The Board of Directors and each of its committees regularly discuss with management the Company’s major risk exposures, the potential financial impact such risks may have on the Company, and the steps the Company must take to manage any such risks. The Audit Committee oversees the Company’s risks and exposures regarding financial reporting and legal compliance. The Compensation Committee oversees risk management relating to our overall incentive compensation programs, including those for senior management. The Corporate Governance and Nominating Committee oversees risks related to succession planning and compliance with our Corporate Governance Guidelines and Code of Conduct and Ethics. As necessary or appropriate, the Board and its committees may also retain outside legal, financial or other advisors. The Company’s overall risk management program is reviewed at least annually by the Board. Throughout the year, management updates the Board and relevant committees about factors that affect areas of potential significant risk. We believe that this is an effective approach for addressing the risks faced by VASCO and that our Board’s leadership structure, which combines the roles of the Chief Executive Officer and the Chairman of the Board of Directors, also supports this approach by providing a greater link between the Board and management.

Communications with Directors

Stockholders may send communications to the Board of Directors at the Company’s address, 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181. Any such communication addressed to a specific Board member and designated as “Confidential” will be delivered unopened to the specific Board member. If a communication is addressed to the Board as a whole and designated as “Confidential,” the communication will be delivered to the Chairman of the Corporate Governance and Nominating Committee. Any communication not designated as “Confidential” will be reviewed by management and brought to the attention of the Board at its next regularly scheduled meeting.

Corporate Governance and Nominating Committee

The Board of Directors constituted and established the Corporate Governance and Nominating Committee with authority, responsibility, and specific duties as described in the Corporate Governance and Nominating Committee Charter. A copy of the charter is available on our website, www.vasco.com. The primary function of this committee is to assist the Board in:

•	Determining the appropriate structure of the Board, including committees;

•	Evaluating the performance of the Board and management;

•	Identifying and recommending to the Board individuals to be nominated as a director, including the consideration of director candidates recommended by stockholders;

•	Providing oversight of management succession plans;

•	Providing oversight of the Corporate Governance Guidelines; and

•	Providing oversight of the Code of Conduct and Ethics.

The Corporate Governance and Nominating Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its stockholders. Director nominees should have high-leadership business experience, knowledge about issues affecting the Company and the ability and willingness to apply sound and independent business judgment. VASCO does not have a formal policy with respect to diversity. However, the Board believes that it is essential that VASCO’s Board members represent diverse viewpoints, with a broad array of business experiences, professions, skills and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our stockholders.

The Corporate Governance and Nominating Committee will consider nominees for election to the Board of Directors that are recommended by stockholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Such recommendations should be submitted in writing to the attention of the Corporate Governance and Nominating Committee, c/o VASCO Data Security International, Inc., 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181 not less than 60 nor more than 90 days prior to the date of the Annual Meeting of Stockholders at which the nomination is to be made and should not include self-nominations. The committee applies the same criteria described above to nominees recommended by stockholders.

The Corporate Governance and Nominating Committee is comprised of three or more directors, each of whom must be an independent director, as defined by the NASDAQ Stock Market Rules. The members of the committee are elected by the Board at its annual organizational meeting and serve at the pleasure of the Board until their successors are duly elected and qualified. The members of the Corporate Governance and Nominating Committee are Jean K. Holley (Chair), , Michael P. Cullinane, John N. Fox, Jr., and Matthew Moog. The Corporate Governance and Nominating Committee met four times during 2013.

Compensation Committee

The Compensation Committee of VASCO’s Board of Directors is composed of three or more independent directors as determined in accordance with applicable rules of the Nasdaq Stock Market and the SEC and applicable rules under the Code. The Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available on our website, www.vasco.com. The Compensation Committee acts on behalf of our Board of Directors to establish the compensation of VASCO’s named executive officers and makes recommendations to the Board regarding compensation of our non-employee directors. The Compensation Committee oversees risk management relating to our overall incentive compensation programs, including those for senior management. The Compensation Committee administers the Company’s 1997 Stock Compensation Plan, the Company’s 2009 Equity Plan and the VASCO Data Security International, Inc. Executive Incentive Compensation Plan (the “Executive Incentive Compensation Plan”). The members of the Compensation Committee are John N. Fox, Jr. (Chairman), Michael P. Cullinane, Jean K. Holley, and Matthew Moog. The Compensation Committee met eight times during 2013.

Audit Committee

The Audit Committee of the Board of Directors, as established in accordance with Section 3(a)(58)(A) of the Exchange Act, is composed of three or more independent directors, as required by the NASDAQ Stock Market Rules, who also meet the additional independence standards required for audit committee members. The Audit Committee operates under a written charter adopted by the Board of Directors and is responsible for overseeing the financial reporting process on behalf of the Board. A copy of the charter is available on our website, www.vasco.com. The members of the Audit Committee are Michael P. Cullinane (Chairman), John N. Fox, Jr., Jean K. Holley, and Matthew Moog. The Board of Directors has determined that Messrs. Cullinane, and Moog qualify as audit committee financial experts and has designated them as such. Each year, the Audit Committee recommends the selection of the independent registered public accounting firm to the Board of Directors. We are not required under our charter or Bylaws to submit the selection of the independent registered public accounting firm to a vote of the stockholders. The Audit Committee met ten times during 2013.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the Company’s financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee held discussions with management and KPMG LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and KPMG LLP. The Audit Committee discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16 (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. These matters included a discussion of KPMG LLP’s judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to financial reporting.

The Audit Committee also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communication with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. The Audit Committee further considered whether the provision by KPMG LLP of the non-audit services described below is compatible with maintaining the independent registered public accounting firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the disclosures by the independent registered public accounting firm to the Audit Committee, the Audit Committee ratified the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Michael P. Cullinane, Chairman
John N. Fox, Jr.
Jean K. Holley Matthew Moog

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

The Audit Committee has implemented policies and procedures for the pre-approval of all audit, audit-related, tax and permitted non-audit services rendered by KPMG LLP, VASCO’s registered public accounting firm. Those policies and procedures include a review of the independent registered public accounting firm’s audit plan and fee schedule for the period under review. If such audit plan and fee schedule are approved by the Audit Committee, the independent registered public accounting firm provides an engagement letter in advance of the start of the audit work to the Audit Committee outlining the scope of the audit and related audit fees. Our senior management will also recommend, from time to time, to the Audit Committee that it approve non-audit services that would be provided by the independent registered public accounting firm. Our senior management and the independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating the cost of the non-audit services, will be provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent registered public accounting firm pursuant to this pre-approval process.

The following sets forth the amount of fees paid to our registered public accounting firm, KPMG LLP, for services rendered in 2013 and 2012:

Audit Fees: The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings were $855,000 for the fiscal year ended 2013 and $766,000 for the fiscal year ended 2012.

Audit-Related Fees: In 2013 and 2012, there were no fees billed by KPMG LLP for audit-related services.

Tax Fees: The aggregate fees billed by KPMG LLP for tax compliance and tax advice were $21,400 in 2013 and $7,000 in 2012. The 2013 and 2012 fees relate to foreign subsidiary tax returns.

All Other Fees: No other fees were billed by KPMG LLP for 2013 and 2012.

It is currently the policy of the Audit Committee to pre-approve all services rendered by KPMG LLP. The Committee is authorized by its Charter to review and pre-approve the audit plan and all other audit and permitted non-audit services, and related fees or other compensation to be paid to KPMG LLP. The Audit Committee pre-approved all of the above fees for both 2013 and 2012.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Executive Summary

Company Results

VASCO’s revenue from continuing operations for 2013 increased by 1% to $155 million from $154 million in 2012. While revenues were up in 2013, they decreased 8% in 2012 over 2011. Over a two year period from 2011 through 2013, revenue decreased approximately 8%.

The relative comparisons of revenue in each year, 2013 to 2012 and 2012 to 2011, reflect the transactional nature of our business where the absolute amount of revenue reported in any given period is a reflection of the transactions closed in that period. Specifically with regards to the comparison of revenue in 2013 to 2012, the increase in revenues reflected an increase in non-hardware products sold to our banking market customers and the strengthening of the Euro as compared to the U.S. Dollar, partially offset by a decrease in hardware products sold to both the banking and to the enterprise and application security markets. Revenues from the banking market accounted for 82% and 81% of our revenues in 2013 and 2012, respectively. Our consolidated gross profit for 2013 increased by less than 1% from 2012, and gross profit margin was 64.4% in 2013 compared to 64.6% in 2012.

Total compensation for each of our named executive officers was relatively constant in 2013 as compared to 2012 because their compensation is largely incentive based and for 2013 and 2012, VASCO did not meet the performance targets for long-term performance based equity incentive compensation awards granted in 2013 and 2012. The change in total compensation in 2013 compared to 2012 as reflected in the Summary Compensation Table below, excluding All Other Annual Compensation (which includes expat payments for assignment to Switzerland for our Chief Executive Officer), was a decrease of approximately 2% for our Chairman and Chief Executive Officer, an increase of 4% for our President and Chief Operating Officer and an increase of 2% for our Executive Vice President, Chief Financial Officer and Secretary.

Executive Compensation Practices

WHAT WE DO

Reward performance, both annual and long-term, through incentive compensation.

Balance between short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results.

Utilize multiple performance metrics to discourage excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of VASCO.

Have significant stock holdings by named executive officers.

Clawbacks under plans and grant agreements.

WHAT WE DO NOT DO

No excessive perquisites for our named executive officers.

No special executive retirement programs that are specific to our named executive officers.

Consistent with our Compensation Program and Philosophy described below, the Compensation Committee designed 2013 total compensation potential for our named executive officers based largely on incentive compensation. Compensation is designed to create incentives for strong operational performance and for the long-term growth and value of the Company, thereby closely aligning the interests of management with the interests of our shareholders.

Approximately 53% of our named executive officers’ compensation was at risk in the form of performance-based cash bonus and performance-based equity awards, and approximately 16% of our named executive officers’ compensation was based on time vesting restricted stock equity awards. Performance targets for the annual cash bonus are based on VASCO’s annual budget and performance targets for performance based equity incentives were based on progress on strategic initiatives. Failure to meet the targets results in reduced or no awards of annual incentive pay or performance based shares.

Base salaries for named executive officers remained unchanged in 2013 from base salaries paid in 2012.

The annual cash bonus opportunity was based 75% on the named executive officers’ accomplishment of a one-year revenue growth target and 25% on achievement of an annual earnings per share (“EPS”) target (calculated on a fully diluted basis) for VASCO’s traditional business sectors including the banking and enterprise and application security markets and not the results of the DigiPass as a Service and MYDIGIPASS.COM services (the “DigiPass Services”). The targets were adjusted to exclude the revenue of the DigiPass Services from the revenue target and the gross profit of the DigiPass Services from the EPS target. The revenue target and the EPS target were based on VASCO’s annual operating budget and five-year strategic plan and performance at the target level was expected when the targets were set. As discussed more fully below, VASCO did not fully meet the EPS target and did not meet the revenue growth target.

The long-term equity incentive awards for 2013 were allocated on a 40%/60% basis between time-based restricted stock that vests over four years and performance-based shares. The performance shares were based on the achievement of a one-year DigiPass Services revenue target. The number of performance shares actually earned is 25% vested upon achievement of the applicable performance goal and are further subject to time-based vesting at the rate of an additional 25% per year for three years. The target used for the performance shares was different from the target used for annual cash incentive compensation in 2013 and, as discussed below, VASCO did not meet the performance share target.

REVIEW OF COMPENSATION PROGRAM AND PHILOSOPHY

The following Compensation Discussion and Analysis describes the material components of compensation for our named executive officers who are the individuals who serve as our Chairman and Chief Executive Officer; President and Chief Operating Officer; and Executive Vice President, Chief Financial Officer and Secretary.

We operate in the very competitive information technology industry, specializing in internet security and services, which are growing fast and demand constant and market-leading innovation. To succeed in this environment, VASCO is required to attract, motivate, reward and retain highly talented and experienced executives and key employees.

Accordingly, the Compensation Committee is guided by the following principles:

•

Compensation should be based on the level of job responsibility, individual performance and Company performance. The greater the level of responsibility, the greater the proportion of compensation that should be linked to Company performance and stockholder returns, because of a greater ability to affect Company results.

•

Compensation should be aligned with the value of the job in the marketplace and should be designed to allow VASCO to attract, motivate and retain the caliber of executive talent that we require to succeed in our industry.

•

Compensation should reward performance, both annual and long-term. Accordingly, the Compensation Committee believes that a substantial portion of an executive officer’s compensation should be subject to achieving measurable performance criteria that are linked directly to the Company’s strategy and to stockholder value, and that a substantial portion of that performance-based compensation should be paid in the form of equity.

•

Exceptional performance, both for the individual and for VASCO, should be rewarded with a high level of performance-based compensation; likewise, when performance fails to meet expectations or lags benchmarks set by the Compensation Committee, the result should be compensation at a lower level.

•	Performance-based compensation should be based on measures that are simple to understand and that are directly tied to the Company’s long-term strategies and operational goals.

•

The objectives of pay-for-performance must be balanced with retention of key employees whose knowledge and experience are important to our long-term strategies and success. Even in periods of temporary downturns in Company performance, the level of compensation should ensure that our executives will remain motivated and committed to VASCO and the execution of our long-term strategies.

We use compensation data for a peer group of companies as a reasonableness standard in determining the types and amounts of compensation we believe are appropriate for our named executive officers. We do not target a percentile range within the peer group. The base salary of our CEO, COO and Executive Vice President-CFO respectively were modestly below the median, in the top quartile, and somewhat above the median, and total targeted compensation of our CEO, COO and Executive Vice President-CFO respectively were in the bottom quartile, slightly below the top quartile, and modestly below the median. The compensation of our President and COO is established initially based upon U.S. compensation data, which is denominated in U.S. dollars, and then is converted on a one-for-one basis into Euros based on the Committee’s belief that the purchasing power of U.S. dollars and Euros are comparable in their respective domestic markets. Utilizing this dollar equivalent compensation after conversion from Euros, his base and total compensation would be in the top quartile and almost 75th percentile, respectively.

We believe that our approach to setting targets with multiple performance measurement metrics assists in mitigating excessive risk-taking that could harm VASCO’s value or reward poor judgment by our executives. We have allocated compensation among base salary and short and long-term compensation opportunities in such a way as to not encourage excessive risk taking, but to reward meeting strategic company goals that should enhance shareholder value over time. In addition, we believe that the mix of equity awards granted under our long-term incentive program, which includes awards with multi-year vesting, as well as the significant equity holdings of our named executive officers, also mitigates against risk that would not be justified by a longer-term investment horizon.

We do not consider the value of past awards when determining current compensation. Rather, our responsibility in setting compensation is to ensure that the expected values of the equity grants at the time they are received are reasonable.

The Compensation Committee’s Processes and Practices

The Compensation Committee of our Board of Directors makes all determinations regarding the compensation of VASCO’s named executive officers including the evaluation and approval of compensation plans, policies and programs offered to our named executed officers. The Compensation Committee operates under a written charter adopted by our Board of Directors and is comprised entirely of independent, non-employee directors as determined in accordance with various NASDAQ, SEC and Internal Revenue Code rules. The Compensation Committee has the authority to engage its own independent advisor to assist in carrying out its responsibilities under its charter.

Consideration of Company and Industry Performance

The Compensation Committee took into account the Company’s performance during 2012, its 2013 budget and the five-year plan as well as an analysis of its peer group in its compensation decisions, as described below:

•

Assessment of VASCO’s Performance. In 2013 we provided incentive compensation that would compensate the named executive officers for growth in both VASCO’s traditional business and also the DigiPass Services business. We provided annual performance-based incentive cash compensation measured against the growth of our traditional business sectors and not the results of the DigiPass Services business. Our annual revenue target and annual EPS targets were adjusted to exclude the revenue of the DigiPass Services from the revenue target and the gross profit of the DigiPass Services from the EPS target. For the named executive officers’ performance-based equity compensation we used a one-year revenue target for VASCO’s DigiPass Services as the Company performance measure. The annual revenue target and the annual EPS target were based on the approved operating budget for 2013, which contained strategies that are consistent with those outlined in our five-year strategic financial plan which is reviewed and approved by the Board of Directors each year and contains financial projections for the succeeding five-year period. These strategies included strengthening our position in existing markets, increasing revenues in our traditional business and the DigiPass Services business and improving the return to our stockholders.

Both revenue and EPS growth, both annually and over a five-year period, are key metrics in our strategic plan. Likewise, for 2013, the Compensation Committee also took into account the strategic importance in the five-year plan of VASCO’s successful development and implementation of the DigiPass Services and determined that a one-year revenue target for VASCO’s DigiPass Services was the appropriate measure for determining performance based long-term incentive awards in order to appropriately incentivize our named executive officers to achieve VASCO’s longer-term strategic goals.

•

Annual Performance Goals and Annual Assessments of Individual Performance. During February of each year, each of the named executive officers proposes for consideration by the Compensation Committee, annual goals (both individual and Company objectives) to be accomplished in the year. These goals are aligned with key Company strategic initiatives for the year. The proposed goals of each named executive officer, other than our Chief Executive Officer, are reviewed and discussed by the individual and our Chief Executive Officer before they are presented to the Compensation Committee. The Compensation Committee may solicit input from our named executive officers regarding goal setting and their performance if it believes such input to be appropriate and helpful to its review and decisions. The Compensation Committee often seeks further input from our Chief Executive Officer in establishing the annual performance goals for the other named executive officers. The proposed annual goals are reviewed, adjusted as the Compensation Committee considers appropriate and approved by the Compensation Committee. Progress is reviewed during the “performance year,” including a year-end performance review. The conclusions that result from the year-end review are used as one of the factors considered in determining an executive’s base salary for the following year. Also, in a year that the annual incentive is otherwise earned, the Compensation Committee has the option to reduce the annual incentive award by up to 10% if the individual executive’s performance did not meet his annual goals. Less than 25% of the annual incentive was earned for 2013, and no optional reduction was made.

•

Peer Analysis. In making compensation decisions, the Compensation Committee reviews targeted total compensation for our named executive officers against the total compensation paid by a peer group of publicly-traded software and internet security companies. This peer group, which is reviewed and updated by the Compensation Committee annually, consists of companies against whom VASCO competes for customers, talent and stockholder investment. The companies that were included in this peer group for purposes of determining 2013 compensation were determined by the Compensation Committee after consultation with Meridian Compensation Partners, LLC (“Meridian”), with consideration given to matters such as the relative size and stage of our development compared to others with whom we compete and the availability of compensation information for potential peer companies.

The peer group may change from year to year because compensation information at a potential peer company becomes available or unavailable (for example, information previously not available would become available once a company begins public filings, or information previously available could become unavailable if a company has been acquired and is no longer required to report such information publicly), because of a change in size of a potential peer company such that the Compensation Committee no longer considers it appropriate to consider the other company as a peer, or for other reasons determined appropriate by the Compensation Committee in its subjective judgment as it reviews potential peer companies. Meridian provided the Compensation Committee with information regarding the salary levels, bonus amounts, targeted bonus amounts and long-term equity award levels and types for executives at the peer group companies in positions comparable to those of the Company’s named executive officers. The data provided by Meridian was derived from information made publicly available in 2012 regarding compensation paid by the peer group companies in 2011 (2012 compensation data was utilized to the extent made available at the time of Meridian’s report dated November 2012).

There were fifteen companies in the peer group reviewed by the Compensation Committee as part of establishing 2013 compensation levels for the named executive officers:

Accelrys, Inc. Commonvault Systems, Inc. Guidance Software, Inc. Opnet Technologies, Inc. Seachange International Inc.	Actuate Corp. Ebix Inc. Interactive Intelligence Group, Inc. Pros Holdings, Inc. Sourcefire Inc.	American Software Inc. Fortinet, Inc. Monotype Imaging Holdings Inc. Qad Inc. Websense, Inc.

Although the Compensation Committee reviews the compensation practices of the companies in the peer group, the Compensation Committee does not adhere to strict formulas or survey data to determine the mix or absolute value of compensation components. Instead the Compensation Committee considers various factors in exercising its discretion to determine compensation, including the experience, responsibilities and performance of each named executive officer as well as the Company’s overall financial and competitive performance. The Compensation Committee believes that this flexibility is particularly important in designing compensation arrangements to attract and retain executives in a highly competitive and rapidly changing market.

Compensation Committee Processes and Practices

•

Meetings. The Compensation Committee meets several times each year (8 times in 2013). Committee agendas are established by the Compensation Committee Chairman in consultation with the other Compensation Committee members.

•	In addition, the Compensation Committee uses the following which it believes support good practices:

Independent Committee Members. All the members of the Compensation Committee are outside directors and are independent.

Role of the Independent Consultant. The Compensation Committee regularly retains an independent consulting firm as the Committee believes it is warranted. The Compensation Committee’s Charter requires the Committee to assess various independence factors to better understand the level of independence of the consulting firm. It retained Meridian, an independent global human resources consulting firm, as its independent compensation consultant to assist the Compensation Committee in evaluating executive compensation programs and in setting compensation for our named executive officers for 2013. Pursuant to Meridian’s retention arrangement, Meridian:

•	Provided information regarding potential peer companies for consideration by the Compensation Committee in establishing the peer company groups used in setting compensation levels for 2013; and

•	Provided information regarding compensation practices for senior management positions at the companies determined by the Compensation Committee to comprise the peer company group.

The use of the independent consultant provides additional assurance that VASCO’s executive compensation is reasonable and consistent with our objectives and the Compensation Committee’s guiding principles. The consultant reports directly to the Compensation Committee and does not provide any services to management.

•

Role of Management. The Compensation Committee makes all determinations regarding the compensation of the named executive officers. As discussed above in “Annual Performance Goals and Annual Assessments of Individual Performance,” each of the named executive officers proposes his own annual performance goals which are reviewed, discussed with the individual and ultimately, after any modifications that the Compensation Committee considers appropriate, approved by the Compensation Committee. Our Chief Executive Officer evaluates the performance of the other named executive officers as part of the interim progress reviews during the year and as part of the year-end performance review. The Compensation Committee considers the Chief Executive Officer’s evaluations and recommendations in setting compensation levels for the other named executive officers. The Compensation Committee may solicit input from our named executive officers regarding goal setting and their performance if it believes such input to be appropriate and helpful to its review and decisions. The Compensation Committee reviews the Chief Executive Officer’s performance as compared to his performance goals at the same time as the performance of the other named executive officers is being reviewed, but without any recommendations by the Chief Executive Officer concerning his own performance. If it considers it appropriate to do so, the Compensation Committee may confer with the compensation consultant in connection with the year-end performance reviews and the setting of compensation levels (both total compensation and individual components thereof) for the succeeding year.

•

Evaluation of “Say on Pay” Advisory Vote. Our first advisory “say on pay” vote in 2011 resulted in over 94% of votes cast approving our compensation program for named executive officers. In addition, consistent with the recommendation of management, stockholders voted for advisory “say on pay” voting every three years, and we have implemented that recommendation, which is evidenced by the occurrence of our second “say on pay” vote this year. We evaluated the results of the 2011 “say on pay” vote as part of the annual overall assessment of our compensation program for our named executive officers. Noting the support from stockholders for our program, we determined that it continues to satisfy our objectives and to remain consistent with our compensation philosophy. Accordingly, the Compensation Committee did not make any material changes in the overall compensation program for the named executive officers in 2013.

We will continue to evaluate and update our compensation program for named executive officers following the completion of the “say on pay” advisory vote, see Proposal 2, and the evaluation of the results therefrom.

•

Claw Backs. The Company’s equity incentive plan, standard equity grant agreements and cash incentive compensation plan provide that if the Company determines that the grantee’s Wrongful Act (as defined in each plan) was a significant contributing factor to the Company or a subsidiary having to restate all or a portion of its financial statements, the Compensation Committee may determine that such grantee will forfeit and must repay to the Company any Common Stock, cash or other property paid in respect of any awarded share during the period beginning on the date the financial statements requiring restatement were originally released to the public or submitted to the Securities and Exchange Commission (whichever is earlier) and ending on the date the restated financial statements are filed with the Securities and Exchange Commission.

•

Executive Stock Ownership. The Compensation Committee reviews from time to time whether a stock ownership policy for VASCO’s executives is needed. It currently has not adopted a policy in light of the fact that VASCO’S CEO is VASCO’s largest shareholder and the named executive officers own VASCO Common Stock that, at an assumed price of $7.73 per share, would be a multiple of 172, 10, and 7, of the current base salaries of each of the CEO, COO and Executive Vice President-CFO, respectively.

•

Limited Excise Tax Gross-ups. The Company does not provide any excise tax gross-up for any payment that would be an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, except pursuant to Mr. Bown’s employment agreement entered into as of January 1, 2003, as amended effective December 31, 2008.

END OF EXECUTIVE SUMMARY

WHAT WE PAY AND WHY: ELEMENTS OF COMPENSATION

The principal components of compensation for the named executive officers consist of base salary, annual cash incentive compensation and long-term incentive compensation.

NEO Compensation for FY 2013
Compensation Element	Description	Cash	Equity

Salary	Fixed annual cash pay based on scope of responsibilities and individual performance

Annual Incentive	Variable annual cash bonus tied to achievement of designated annual targets

Long-Term Incentive – Performance Stock	Variable performance-based stock program based on achievement of annual financial targets

Long-Term Incentive –Restricted Stock	Variable restricted stock program with time vesting, which encourages and rewards continued service with the Company and long-term performance of our common stock

The target compensation package and relative mix of the principal components of compensation for each of the named executive officers is as follows:

Base Salary

Base salary is the fixed element of the named executive officers’ annual cash compensation. The value of base salary recognizes the executive’s long-term performance, scope of responsibilities, capabilities and the market value of those capabilities. Salary increases are effective January 1 of each year.

In establishing the base salaries for 2013 for Messrs. Hunt, Valcke, and Bown, the Compensation Committee considered VASCO’s performance and each individual’s accomplishment of his annual personal goals that had been established for the preceding year, and its own subjective assessment of each individual’s performance. Based on the foregoing factors the base salaries of our named executives remain unchanged from 2012 and were set as follows for 2013:

Name and Principal Position	Base Salary
T. Kendall Hunt	$405,000
Chairman and Chief Executive Officer
Jan Valcke	$450,840
President and Chief Operating Officer
Clifford K. Bown	$340,000
Executive Vice President, Chief Financial Officer and Secretary

Annual Cash Incentive

For 2013 each of the named executive officers was eligible to receive an annual cash bonus based on the Company’s achievement of an annual revenue target and an annual EPS target, each adjusted to reflect just our traditional business, that had been established by the Compensation Committee. The Compensation Committee, in its subjective judgment after reviewing estimated compensation for officers in comparable positions at peer group companies, established the 2013 annual cash bonus targets for each of the named executive officers as follows:

Name and Principal Position	Bonus at the Target Level	Percentage of Base Salary	Bonus Actually Earned
T. Kendall Hunt	$405,000	100%	$93,560
Chairman and Chief Executive Officer
Jan Valcke	$450,840	100%	$106,820
President and Chief Operating Officer
Clifford K. Bown	$289,000	85%	$66,762
Executive Vice President, Chief Financial Officer and Secretary

For 2013, the Compensation Committee, in its subjective judgment, determined that the annual cash bonus could be earned in whole or in part, based on the Company’s achievement of the following annual revenue target and annual EPS target, each adjusted to reflect only the results of the Company’s traditional business:

•	Annual Revenue Component: 75% of the target award would be based on achievement of the annual revenue target; and

•	Annual EPS Component: The remaining 25% of the target award would be based on achievement of the annual EPS target.

Annual Revenue Component

The annual revenue target was derived from VASCO’s operating budget for 2013 and was approved by the Compensation Committee in February 2013. If the named executive officers failed to successfully execute or manage the key actions assumed in the operating budget, the target revenue likely would not be achieved. Seventy five percent of the possible total target annual cash bonus award was based on achievement of an overall revenue target of $165,000,000 that was determined by the Compensation Committee in its subjective judgment. The following performance payout curve also was established by the Compensation Committee, in its subjective judgment, for performance at levels lower or higher than the revenue target, with a maximum payout if 2013 revenue was $172,000,000 or more:

Performance Level	Level of Payout as a Percent of Target
Less than $160 million	0%
$160 million	50%
$165 million	100%
$172 million or higher	150%

Payment for performance between stated levels would be interpolated.

In March 2014, the Compensation Committee determined that the minimum annual revenue target of $160,000,000 had not been achieved, as the Company’s actual 2013 revenues were $155,047,000. The named executive officers received no payment for the annual bonus with respect to the annual revenue component.

Annual EPS Component

The annual EPS component was also derived from VASCO’s operating budget for 2013. The annual EPS target of $0.290 per share (on a fully diluted basis), based on that budget and adjusted to exclude the gross profit attributable to the DigiPass Services, was approved by the Compensation Committee, in its subjective judgment, in February 2013. If the executive officers failed to successfully execute or manage the key actions assumed in the operating budget, the targeted EPS likely would not be achieved.

The Compensation Committee, in its subjective judgment, established the following payout curve for performance at levels lower or higher than the annual EPS target, with a maximum payout if 2013 EPS was $0.430 or more:

Performance Level	Level of Payout as a Percent of Target
Less than $0.270	0%
$0.270	50%
$0.288	100%
$0.430 or higher	150%

Payment for performance between stated levels would be interpolated.

In March 2014, the Compensation Committee reviewed the actual EPS for the year ended December 31, 2013 (adjusted to exclude the gross profit from the DigiPass Services), which was $0.285. Accordingly, the Compensation Committee determined, for the annual EPS component, each named executive officer was paid a cash bonus award equal to 23.1% of such named executive officer’s annual cash bonus at the target level, as follows:

•	Mr. Hunt—$93,560.

•

Mr. Valcke—$106,820. Mr. Valcke’s base salary is denominated and paid in Euros, and the economic value of his long-term incentive award was originally determined in Euros and has been converted to U.S. Dollars based on the exchange rate of $1.36 USD/Euro in effect on the date the award was made.

•	Mr. Bown—$66,762.

Long-Term Equity Compensation

Long-term incentive awards for 2013 were granted in January 2013 pursuant to our 2009 Equity Plan. The plan was designed to serve as a performance incentive to encourage our executives, key employees and others to acquire or increase a proprietary interest in VASCO’s success. These incentives promote a long-term perspective critical to continued success in our business. They also ensure that our leaders are focused on stockholder value. The Compensation Committee believes that, over a period of time, our stock performance will, to a great extent, be a direct result of our executives’ and key employees’ performance.

The 2009 Equity Plan provides that awards of stock-based compensation, including restricted stock and performance shares, may be granted at the discretion of the Compensation Committee, in such amounts and subject to such conditions as the Compensation Committee may determine in accordance with the plan.

In determining awards for 2013, the Compensation Committee reviewed long-term incentive compensation as part of total compensation based on comparisons with the peer companies provided by the consultant. The Compensation Committee, in its subjective judgment, determined the target economic value of the long-term compensation award for each named executive officer as a percentage of the named executive officer’s base salary, as follows:

•	Mr. Hunt—$648,092, or 160% of base salary

•

Mr. Valcke—$512,278, or 114% of base salary. Mr. Valcke’s base salary is denominated and paid in Euros, and the economic value of his long-term incentive award was originally determined in Euros and has been converted to U.S. Dollars based on the exchange rate of $1.31 USD/Euro in effect on the date the award was made.

•	Mr. Bown—$391,038, or 115% of base salary.

Forty percent of the target economic value was granted as restricted stock and the remaining 60% of the target economic value was granted as performance shares.

Shares of restricted stock are shares of common stock that vest over time as long as the recipient remains employed by VASCO. The Performance Shares are shares that would vest 25% annually upon achievement of a one-year revenue target for VASCO’s DigiPass Services.

The Compensation Committee believed a mix of time-based and performance-based long-term incentives enhances the link between the creation of stockholder value and long-term executive compensation, provides increased equity ownership by the named executive officers and enables competitive levels of total compensation with an emphasis on payment for results. The Compensation Committee believed that the 40/60 mix of a restricted stock award and a performance-based award for 2013 appropriately aligns the named executive officers’ interests with those of our stockholders. As a result of the economic turbulence of the prior few years, the Compensation Committee found it difficult to set three-year performance goals for long-term incentive awards. Rather, the Compensation Committee determined that the performance period should be one-year and that if the applicable performance target was achieved, the award would be only 25% vested and then subject to further time vesting at the rate of an additional 25% for each of the next three years. The Compensation Committee also believed that the inclusion of time-based full value awards that vest over four years in the mix of equity awards mitigates risk and properly adjusts for the time horizon of risk, as these awards require an individual to remain in employment with VASCO for four years before an award is fully vested.

On the grant date, the economic value of the long-term incentive awards was converted into the equivalent number of shares by dividing the target economic value by the closing price of VASCO’s common stock on the grant date.

The Compensation Committee, in its subjective judgment, established the annual target for the performance shares which it believed were aligned with the strategic plan to develop and implement VASCO’s DigiPass Services business. This target was based upon a one-year revenue metric. Given the nascent condition of the DigiPass Services business, and the lack of historic metrics to measure such business’s progress, the Compensation Committee did not form an expectation as to whether the target of the long-term incentive awards for 2013 would most likely be achieved.

Following achievement of the applicable performance target at least at the threshold level (67% of target), the performance shares in that category would vest 25% and be further subject to time-based vesting at the rate of an additional 25% per year for three years.

The unvested portions of restricted stock awards and performance share awards granted in 2013 are subject to forfeiture upon the recipient’s cessation of service with VASCO. Upon a change in control of VASCO, (1) performance shares for which the performance period has not been completed will vest at the target (100%) level pro-rata based on the number of days elapsed in the performance period, and (2) restricted stock awards and performance shares for which the applicable performance target has been achieved but are subject to additional time vesting will vest in full if (a) they are not converted, assumed or replaced by the successor company, or (b) upon a termination of employment under certain circumstances within one year after the change in control.

Annual Revenue Target for Performance Shares

For 2013, the DigiPass Services annual revenue target was derived from VASCO’s operating budget for 2013 and was approved by the Compensation Committee in February 2013. If the named executive officers failed to successfully execute or manage the key actions assumed for the DigiPass Services, the target revenue likely would not be achieved. The entire performance share award was based on achievement of a DigiPass Services revenue target of $7,500,000 that was determined by the Compensation Committee in its subjective judgment. The following performance payout curve also was established by the Compensation Committee, in its subjective judgment, for performance at levels lower or higher than the DigiPass Services revenue target, with a maximum payout if 2013 DigiPass Services revenue was $10,000,000 or more:

Performance Level (DigiPass Services Revenue)	Level of Payout as a Percent of Target
Less than $5 million	0%
$5 million	50%
$7.5 million	100%
$10 million or higher	160%

Payment for performance between stated levels would be interpolated.

In March 2013, the Compensation Committee determined that the DigiPass Services revenue target had not been achieved at a minimum level that would result in the payment of any performance shares. Accordingly, the named executive officers did not receive any performance shares with respect to the DigiPass Services revenue component.

Additional Compensation Elements

Retirement Plans

VASCO does not provide retirement plans or pension plans for the named executive officers.

Perquisites and Other Personal Benefits

Mr. Valcke is provided use of a Company automobile.

During his tenure at VASCO’s European headquarters in Switzerland, Mr. Bown was provided certain compensation and allowances as described further under “Employment Agreements,” including an allowance for housing, an automobile, certain other relocation expenses and tax equalization. In 2011, Mr. Bown was reimbursed for certain relocation expenses in connection with his and his spouse’s repatriation to the U.S. In 2013, Mr. Bown’s payments were limited to tax equalization and tax return preparation.

Pursuant to the Swiss Assignment (as described further under “Employment Agreements”), Mr. Hunt was provided certain compensation and allowances for himself and his spouse, including a monthly cost-of-living allowance for costs of housing, utilities, transportation and goods and services, certain relocation expenses, reimbursement for up to four home leave trips each twelve months, medical coverage, tax return preparation and advisory services, tax equalization for income taxes, and a Medicare tax gross-up, in connection with his relocation to VASCO’s European headquarters in Zurich, Switzerland.

Change of Control and Severance Benefits

The Compensation Committee believes the severance and change in control benefits that our named executive officers receive are comparable with those benefits offered by our competitors and necessary to retain a talented executive team. The named executive officers’ possible severance and change in control benefits are described below under “Employment Agreements” and under “Potential Payments Upon Termination or Change-in-Control.” Only Mr. Bown, under his employment agreement entered into as of January 1, 2003, as amended effective December 31, 2008, is entitled to an excise tax gross-up in connection with a change in control.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year. An exception to this regulation is for performance-based compensation which meets certain requirements of the Internal Revenue Code. Awards made under the 1997 Stock Compensation Plan, the 2009 Equity Plan and the Executive Incentive Compensation Plan may qualify as performance-based compensation under Section 162(m). However, not all grants that may be made under these plans will meet, or all grants that have been made under these plans meet, all requirements for deductibility under Section 162(m) of the Internal Revenue Code. Unless the amounts involved become material, the Compensation Committee believes that it is more important to preserve its flexibility under the plans to craft appropriate incentive awards than to meet every requirement for deductibility with respect to every grant. The Compensation Committee continues to believe that this is not currently a significant issue, and continues to monitor the issue.

END OF ELEMENTS OF COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” and, based on such review and discussions, recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

Submitted by the Compensation Committee:

John N. Fox, Jr., Chairman

Michael P. Cullinane

Jean K. Holley

Matthew Moog

Summary Compensation Table

The following table provides selected information concerning the compensation earned during the fiscal year ended December 31, 2013 for services in all capacities to VASCO, by (1) the principal executive officer, (2) the principal financial officer, and (3) VASCO’s only other executive officer who served in positions other than principal executive officer or principal financial officer at the end of 2013 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary(1)		Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compen sation(3)		All Other Annual Compen sation(4)	Total
T. Kendall Hunt Chairman and Chief Executive Officer	2013	$405,000		$386,275	0	$93,560		$614,742	$1,499,577
	2012	405,000		497,677	0	0		408,832	1,311,509
	2011	390,000		787,897	0	466,584		234,274	1,878,755
Jan Valcke President and Chief Operating Officer	2013	$450,840	(5)	$283,304	$0	$106,820	(6)	$13,812	$854,776
	2012	438,260	(5)	366,973	0	0	(6)	13,426	818,659
	2011	462,660	(5)	578,903	0	586,281	(6)	14,603	1,642,447
Clifford K. Bown Executive Vice President, Chief Financial Officer and Secretary	2013	$340,000		$238,420	$0	$66,762		$15,592	$660,774
	2012	340,000		295,657	0	0		(19,377)	616,280
	2011	325,000		430,021	0	315,916		417,053	1,487,990

(1)	Salary represents base salary earned in the fiscal year indicated.

(2)	The amounts reflected represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Awards were granted under VASCO’s 2009 Equity Plan. Further information regarding the awards is presented below in the Grants of Plan-Based Awards Table and Outstanding Equity Awards at Fiscal Year-End Table.

(3)	Represents the annual cash bonus paid for performance relative to EPS and revenue targets as further described in the “Compensation Discussion and Analysis,” above.

(4)	The named executive officers’ “All Other Annual Compensation” for 2013 consisted of:

•

Mr. Hunt—Company matching 401(k) contributions of $4,134; imputed income from employee benefit insurance premiums made by the Company of $9,671; and allowances totaling $600,937 in connection with his assignment to oversee VASCO’s European headquarters in Zurich, Switzerland (consisting of $302,745 monthly housing, transportation and cost-of-living allowances, travel expenses of $4,769, tax equalization of $279,301 and a Medicare tax gross up of $14,122 with respect to these allowances).

•	Mr. Valcke—$13,812 (or 10,416 Euros) car allowance, translated at the 2013 average exchange rate of 1.326USD/Euro.

•	Mr. Bown—Company matching 401(k) contributions of $8,925, and imputed income from employee benefit insurance premiums made by the Company of $6,667.

(5)	Mr. Valcke’s salary is paid and denominated in Euros. His salary was € 340,000 in 2013 and 2012, and € 330,000 in 2011. The amounts in the Salary column reflect the Euros paid to Mr. Valcke converted into U.S. Dollars at the average exchange rate for 2013 (1.326 USD/Euro), 2012 (1.289 USD/Euro) and 2011 (1.402 USD/Euro), respectively.

(6)	Mr. Valcke’s annual cash bonus is paid and denominated in Euros. His annual cash bonus was € 78,544 for performance in 2013, €0 for 2012, and € 444,152 for 2011. The amounts in the Non-Equity Incentive Compensation Plan Compensation column reflect Euros paid to Mr. Valcke converted into U.S. Dollars at the exchange rate of 1.36 USD/EUR for 2013 and 1.32 USD/Euro for 2011.

Grants of Plan-Based Awards

The following table sets forth all plan-based awards granted to the named executive officers during 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Stock or Units (4) (#)	Grant Date Fair Value of Stock Awards
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
T. Kendall Hunt
Chairman and Chief	1/7/13	$202,500		$405,000		$607,500
Executive Officer	1/7/13							25,480	50,960	81,536		$388,825	(5)
	1/7/13										33,980	$259,267	(5)
Jan Valcke
President and Chief	1/7/13	$225,420	(2)	$450,840	(2)	$676,260	(2)
Operating Officer	1/7/13							20,140	40,280	64,448		$307,336	(5)
	1/7/13										26,860	$204,942	(5)
Clifford K. Bown
Executive Vice	1/7/13	$144,500		$289,000		$433,500
President, Chief	1/7/13							15,375	30,750	49,200		$234,623	(5)
Financial Officer and Secretary	1/7/13										20,500	$156,415	(5)

(1)	Represents the threshold, target and maximum award amounts that could have been paid out as a cash bonus award under VASCO’s annual cash incentive award program for performance in 2013 upon achievement of certain revenue and EPS target levels for the year. The threshold, target and maximum award amounts are based on percentages of each named executive officer’s actual base salary for 2013. Additional information regarding the annual cash incentive compensation is provided above in “Compensation Discussion and Analysis.”

(2)	Mr. Valcke’s annual cash bonus threshold, target and maximum award amounts are denominated in Euros. His amounts in the threshold, target and maximum columns reflect the U.S. Dollar values of such amounts, converted at the average exchange rate for 2013 (1.326 USD/Euro).

(3)	Performance shares are granted under the 2009 Equity Plan. Represents the threshold, target and maximum award amounts that could be paid under VASCO’s 2013 long term incentive award program for performance upon achievement of certain annual revenue target levels for the year ending December 31, 2013. The amounts in the “Target” column reflect the number of shares that would be received if the Company achieved 100% of the performance goal. With respect to the performance goal, each executive officer would receive 0% of the shares if less than 66.67% of the performance goal is achieved, 50% of the shares if 66.67% of the performance goal is achieved (threshold), 100% of the shares if 100% of the performance goal is achieved (target), 160% of the shares if at least 133.33% of the performance goal is achieved (maximum). The shares received for performance at a level between specifically stated performance percentages will be interpolated. The number of performance shares actually earned is 25% vested upon achievement of the applicable performance goal and are then further subject to time-based vesting at the rate of an additional 25% per year for three years if the individual remains in the continuous employment of VASCO, subject to acceleration of vesting under certain circumstances. The unvested portion of the performance shares is subject to forfeiture upon the grantee’s cessation of service. Upon a change in control of VASCO prior to the end of the performance period, the performance shares will vest at the target level, pro-rata based on the number of days elapsed in the performance period. Upon a change in control after the end of the performance period, performance shares for which the applicable performance target has been achieved but are subject to additional time vesting will vest in full if (a) they are not converted, assumed or replaced by the successor company, or (b) upon a termination of employment under certain circumstances within one year after the change in control.

(4)

Shares of restricted stock granted under the 2009 Equity Plan vest in equal annual installments on the first four anniversaries of the date of grant if the holder is still employed by the Company on each such date, subject to acceleration of vesting under certain circumstances. The unvested portion of the restricted shares is subject to forfeiture upon the grantee’s cessation of service. The shares of restricted stock also will vest upon a change of control of VASCO if they are not converted, assumed or replaced by the successor company.

(5)	The grant date fair value is computed in accordance with FASB ASC Topic 718 and reflects the value of the restricted stock on the date the award was granted. The value is the product of the total number of shares granted multiplied by the closing stock price on the grant date of the award. This amount reflects the total cost that will be recognized on a straight line basis, in the financial statements, over the term of the award.

Employment Agreements

Each of our named executive officers is party to an employment agreement with VASCO. Each agreement provides for base salary, incentive compensation and severance compensation.

T. Kendall Hunt

Mr. Hunt’s employment agreement that was in effect for 2010 is dated November 20, 2002 (the “2002 Hunt Employment Agreement”). The 2002 Hunt Employment Agreement was amended effective December 31, 2008, to incorporate applicable provisions under Section 409A of the Internal Revenue Code and the regulations thereunder.

In December 2010, the 2002 Hunt Employment Agreement was amended and restated in its entirety effective as of January 1, 2011 (the “Amended and Restated Employment Agreement”). In April 2014, VASCO and Hunt entered into the First Amendment to the Amended and Restated Employment Agreement (the “First Amendment”), which extends the term of the Amended and Restated Employment Agreement to a four-year term that continues until January 1, 2015. The remainder of the Amended and Restated Employment Agreement remains unchanged and, among other things, provides for:

•	Mr. Hunt to serve as VASCO’s Chairman and Chief Executive Officer with his office at VASCO’s Oakbrook Terrace, Illinois Headquarters;

•

A minimum annual base salary of $390,000 which may not be decreased without Mr. Hunt’s consent, except for a reduction that is commensurate with and part of a general salary reduction program applicable to all senior executives of VASCO;

•	Mr. Hunt to participate in the VASCO Executive Incentive Plan, the VASCO 2009 Equity Incentive Plan and other employee benefit plans on the same basis as other senior executive officers;

•	At least four weeks of vacation per year, in accordance with VASCO’s vacation policy;

•

Payment of his base salary for 24 months, in addition to any amounts that may be payable to him under the Executive Incentive Plan, the 1997 Stock Compensation Plan, the 2009 Equity Incentive Plan, and any other employee benefit plan maintained by the Company, if Mr. Hunt’s employment with VASCO is terminated by the Company without cause (as defined in the Amended and Restated Employment Agreement) or if he resigns for good reason (as defined in the Amended and Restated Employment Agreement) and there has not been a change of control (as defined in the 2009 Equity Incentive Plan). If such a termination of employment occurs within 18 months after a change of control, he will also receive an additional amount equal to two times the amount payable to him under the Executive Incentive Plan in connection with a change in control and the payments will be made in a lump sum within 10 days after his termination of employment, rather than over 24 months. The severance payments described in this paragraph are conditioned upon Mr. Hunt’s execution and delivery of a separation agreement and release to the Company that complies with certain provisions of the Amended and Restated Employment Agreement;

•

Payment of his base salary through his termination date in addition to any amounts that may be payable to him under the Executive Incentive Plan, the 1997 Stock Compensation Plan, the 2009 Equity Incentive Plan, and any other employee benefit plan maintained by the Company, if Mr. Hunt’s employment with VASCO is terminated by VASCO for cause or on account of his disability, or if he were to resign without good reason or die;.

•	No excise tax gross-up for any payment that would be an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code;

•	Noncompetition, non-solicitation and non-interference with VASCO business relationships by Mr. Hunt during the 24-month period after his termination of employment for any reason; and

•	All payments to be made in compliance with Internal Revenue Code Section 409A.

On February 15, 2011, the Company and Mr. Hunt entered into a letter agreement (the “Assignment Letter”) that outlines the terms and conditions of Mr. Hunt’s assignment (the “Swiss Assignment”) to the offices of VASCO Data Security International, GmbH in Zurich, Switzerland effective October 1, 2011. Mr. Hunt continues to serve as Chairman and Chief Executive Officer of VASCO while he is located in Switzerland. The Swiss Assignment expires concurrently with the end of the employment period under the Amended and Restated Employment Agreement, which, pursuant to the terms of the First Amendment, has been extended and continues until January 1, 2015. The Assignment Letter provides for certain additional payments, benefits and reimbursements to be provided to Mr. Hunt and his spouse in connection with his relocation to Switzerland and repatriation at the end of the Swiss Assignment including, among other things:

•	Reimbursement for actual and reasonable expenses incurred in connection with the relocation to Switzerland and repatriation to the U.S. at the end of the Swiss Assignment;

•	An allowance to cover furniture and home location costs at the beginning of the Swiss Assignment;

•	Reimbursement for up to four home leave trips each 12 months during the Swiss Assignment;

•	A monthly cost-of-living allowance for costs of housing, utilities, transportation and goods and services, which is to be reviewed annually;

•	Medical coverage in Switzerland; and

•	Tax return preparation and advisory services, tax equalization for income taxes, and a tax gross-up.

Jan Valcke

Mr. Valcke’s employment agreement was entered into effective June 29, 2005 and amended effective December 31, 2008. Under the terms of his employment agreement, as amended, in the event Mr. Valcke is terminated without cause or quits for good reason, he will still continue to receive his base salary over a 24-month period. If such a termination occurs within two years following a change in control of VASCO, then he will receive a lump sum payment equal to the present value of his base salary and any applicable incentive compensation at the rate then in effect, for a period of 24 months. If Mr. Valcke is terminated for cause or quits without good reason, he will not be entitled to any severance compensation. Mr. Valcke has agreed to abide by several non-compete restrictions following the termination of his employment. The restricted period will be either 12 or 24 months, depending on the nature of the termination.

Clifford K. Bown

Mr. Bown’s employment agreement is dated January 1, 2003, and was amended effective December 31, 2008, to incorporate applicable provisions under Section 409A of the Internal Revenue Code and the regulations thereunder. Under the terms of his agreement, in the event he is terminated without cause or quits for good reason, Mr. Bown will continue to receive his base salary over a 12-month period. If such a termination occurs within two years following a change in control of VASCO, he will receive a lump sum payment equal to the present value of his base salary and any applicable incentive compensation at the rate then in effect, for a period of 12 months. If any payment or benefit to be received by Mr. Bown would be subject to an excise tax under the Internal Revenue Code, VASCO will increase the payments and benefits to Mr. Bown to reimburse him, on an after-tax basis, for the amount of such excise tax. If Mr. Bown is terminated for cause or quits without good reason, he will not be entitled to any severance compensation. Mr. Bown has agreed to abide by several non-compete restrictions following the termination of his employment. The restricted period will be either three or 12 months, depending on the nature of the termination.

On February 26, 2007, VASCO entered into a supplemental employment agreement with Mr. Bown with respect to special terms and conditions applicable to his assignment in Zurich, Switzerland to establish VASCO’s European Headquarters. The agreement provided for a relocation allowance, a monthly goods and services allowance, a monthly housing and utilities allowance, and a car allowance. In addition, it also provided for an allowance to assist with home finding and local orientation, payment for two days of cultural training for Mr. Bown and his spouse, an allowance for work-related costs for Mr. Bown’s spouse and payment of travel costs for Mr. Bown and his spouse to return to the U.S. twice for home leave during each 12 month period, along with reimbursement of repatriation expenses upon his and his spouse’s return to the U.S. at the end of his Switzerland assignment. On January 8, 2009, Mr. Bown’s Switzerland assignment was extended until March 2010 and his monthly goods and services allowance was increased. Mr. Bown’s Switzerland assignment ended on September 30, 2011.

2013 Awards

The terms of the award of annual cash incentive bonuses, restricted stock and performance shares are described above under “Compensation Discussion and Analysis” and in the footnotes to the “Grants of Plan-Based Awards” table and the “Outstanding Equity Awards at Fiscal Year-End” table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the aggregate number of outstanding equity awards held by the named executive officers as of December 31, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)
T. Kendall Hunt
Award Dated:
1/7/2010(1)	—	—	—	—	9,131	70,583	—	—
1/7/2011(1)	—	—	—	—	13,050	100,877	—	—
1/7/2011(4)	—	—	—	—	29,266	226,226	—	—
1/9/2012(1)	—	—	—	—	32,010	247,437	—	—
1/7/2013(1)	—	—	—	—	33,980	262,665	—	—

Jan Valcke
Award Dated:
1/7/2010(2)	—	—	—	—	7,012	54,203	—	—
1/7/2011(2)	—	—	—	—	9,306	71,935	—	—
1/7/2011(4)	—	—	—	—	20,869	161,317	—	—
1/9/2012(2)	—	—	—	—	22,410	173,229	—	—
1/7/2013(2)	—	—	—	—	26,860	207,628	—	—
Clifford K. Bown
Award Dated:
1/7/2010(3)	—	—	—	—	4,931	38,117	—	—
1/7/2011(3)	—	—	—	—	6,990	54,033	—	—
1/7/2011(4)	—	—	—	—	15,680	121,206	—	—
1/9/2012(3)	—	—	—	—	28,860	223,088	—	—
1/7/2013(3)	—	—	—	—	20,500	158,465	—	—

(1)	With respect to Mr. Hunt’s unvested restricted shares: (a) of those granted on January 7, 2010, 9,131 shares vested on January 7, 2014, (b) of those granted on January 7, 2011, 6,525 shares vested on January 7, 2014, and 6,525 will vest on January 7, 2015; (c) of those granted on January 9, 2012, 10,670 shares vested on January 9, 2014, and 10,670 will vest on each of January 7, 2015 and January 7, 2016; (d) of those granted on January 7, 2013, 8,495 vested on January 7, 2014 and 8,495 will vest on each of January 7, 2015, January 7, 2016 and January 7, 2017.

(2)	With respect to Mr. Valcke’s unvested restricted shares: (a) of those granted on January 7, 2010, 7,012 shares vested on January 7, 2014; (b) of those granted on January 7, 2011, 4,653 shares vested on January 7, 2014, and 4,653 will vest January 7, 2015; (c) of those granted on January 9, 2012, 7,470 shares vested on January 9, 2014 and 7,470 will vest on each of January 7, 2015 and January 7, 2016; (d) of those granted on January 7, 2013, 6,715 vested on January 7, 2014 and 6,715 will vest on each of January 7, 2015, January 7, 2016 and January 7, 2017.

(3)	With respect to Mr. Bown’s unvested restricted shares: (a) of those granted on January 7, 2010, 4,931 shares vested on January 7, 2014; (b) of those granted on January 7, 2011, 3,495 shares vested on January 7, 2014, and 3,495 will vest on January 7, 2015; (c) of those granted on January 9, 2012, 9,620 shares vested on January 9, 2014 and 9,620 will vest on each of January 7, 2015 and January 7, 2016; (d) of those granted on January 7, 2013, 5,125 vested on January 7, 2014 and 5,125 will vest on each of January 7, 2015, January 7, 2016 and January 7, 2017.

(4)	Represents target level of performance shares that were earned upon VASCO’s achievement of a revenue and EPS targets for the fiscal year ending December 31, 2011; For Mr. Hunt, 14,633 shares vested on January 7, 2014, and 14,633 will vest on January 7, 2015; For Mr. Valcke, 10,435 shares vested on January 7, 2014, and 10,434 will vest on January 7, 2015; and for Mr. Bown, 7,840 shares vested on January 7, 2014, and 7,840 will vest on January 7, 2015 .

Option Exercises and Stock Vested

The following table sets forth the stock options exercised and stock awards vested in the year ended December 31, 2013 held by the named executive officers.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
T. Kendall Hunt Chairman and Chief Executive Officer	125,000	$648,750	132,206	$1,103,520
Jan Valcke President and Chief Operating Officer	100,000	$515,000	99,274	$830,045
Clifford K. Bown Executive Vice President and Chief Financial Officer	33,000	$162,690	75,308	$626,547

Potential Payments Upon Termination or Change-in-Control

The following paragraphs and tables describe the potential payments and benefits to which the named executive officers would be entitled from the Company pursuant to their employment agreements in effect on December 31, 2013 and the Company’s compensation and benefit plans upon termination of employment, if such termination had occurred as of December 31, 2013, or upon a change in control of the Company, if such change in control had occurred as of December 31, 2013.

For purposes of the following table, and its footnotes, all terms used with respect to events of termination or change in control shall have the following meanings unless otherwise indicated:

•

“Cause” under Mr. Hunt’s employment agreement in effect on December 31, 2013 means: (i) he materially breaches his obligations under the employment agreement, VASCO’s Code of Conduct and Ethics or an established policy of the Company; (ii) he engages in conduct prohibited by law (other than minor violations), commits an act of dishonesty, fraud, or serious or willful misconduct in connection with his job duties, or engages in unethical or immoral conduct that, in the reasonable judgment of the Compensation Committee, could injure the integrity, character or reputation of the Company; (iii) he fails or refuses to perform or habitually neglects, his duties and responsibilities under the agreement (other than on account of disability) and continues such failure, refusal or neglect after having been given written notice by the Company that specifies what duties he failed to perform and an opportunity to cure of 30 days; (iv) he uses or discloses confidential information or trade secrets other than in the furtherance of the Company’s business interests, or other violation of a fiduciary duty to the Company; or (v) he fails to reasonably cooperate with any audit or investigation involving the Company or its business practices after having been given written notice by the Company that specifies his failure to cooperate and an opportunity to cure of 10 days.

•

“Cause” under Mr. Valcke’s and Mr. Bown’s employment agreements in effect on December 31, 2013 means: (i) any act by the named executive officer that constitutes fraud, dishonesty, bad faith or a felony toward the Company; (ii) the conviction of the named executive officer of a felony or crime involving moral turpitude; (iii) the named executive officer entering into any transaction or contractual relationship causing diversion of business opportunity from the Company (other than on behalf of the company, or with the prior written consent of the Board of the Company); or (iv) the named executive officer’s willful and continued neglect of his material duties after 30 days written notice to the named executive officer by the Board. Mr. Valcke’s employment agreement also defines “Cause” to include a violation of the Company’s Code of Conduct and Ethics.

•	“Good Reason” under Mr. Hunt’s employment agreement in effect on December 31, 2013 means:

(i)	a failure to provide the compensation and benefits required by this Agreement, including a reduction in his base salary below the base salary in effect during the immediately preceding year, unless such reduction is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company;

(ii)	a failure to appoint or elect him as Chief Executive Officer of the Company, Chairman of the Board or a member of the Board during the employment period;

(iii)	any material diminution of his authority, duties or responsibilities; or

(iv)	the Company requiring him to be based at any office or location other than the office occupied by him in Oakbrook Terrace, Illinois as of January 1, 2013 or a reasonably comparable office located within a 40-mile radius of such current office (the Swiss Assignment Letter provides for his temporary relocation to Zurich, Switzerland).

•	“Good Reason” under Mr. Valcke’s and Mr. Bown’s employment agreements in effect on December 31, 2013 means:

(i)	the assignment to the named executive officer of any duties inconsistent in any respect with the named executive officer’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the named executive officer;

(ii)	any failure by the Company to comply with any provision of any employment agreement entered into between the named executive officer and the Company (or any direct or indirect subsidiary thereof) other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the named executive officer; or

(iii)	any failure by the Company to continue at least its customary base compensation payments to the named executive officer.

Mr. Bown’s employment agreement in effect on December 31, 2013 also defines “Good Reason” to include:

(iv)	the Company’s (or any direct or indirect subsidiary thereof) requiring the named executive officer to be based at any office or location other than the office occupied by the named executive officer as of the date of the employment agreement or a reasonably comparable office located within a 40-mile radius of such office (Mr. Bown’s supplemental employment agreement dated February 26, 2007 provided for his temporary relocation to Zurich, Switzerland).

Any good faith determination of “Good Reason” made by Mr. Valcke or Mr. Bown is conclusive.

•	“Change in Control” under Mr. Valcke’s and Mr. Bown’s employment agreements in effect on December 31, 2013 and under the 1997 Stock Compensation Plan means:

(i)	The acquisition by any person of securities after which such person is the beneficial owner of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not trigger a Change in Control: (A) any acquisition directly from the Company other than in connection with the acquisition by the Company or its affiliates of a business, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by a lender to the Company pursuant to a debt restructuring of the Company, (E) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) noted below, and (F) an acquisition by a person who was a beneficial owner of more than 20% of the Outstanding Common Stock at April 1, 1999 such acquisition, together with all other acquisitions of such person, does not constitute more than 5% of the then Outstanding Common Stock or does not result in such person’s beneficial ownership exceeding his or her percentage of the Outstanding Common Stock beneficially owned at April 1, 1999;

(ii)	Individuals who, as of April 1, 1999, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors;

(iii)

Consummation of a reorganization, merger or consolidation of the Company or any direct or indirect subsidiary of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (which shall include for these purposes, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination and any person beneficially owning, immediately prior to such Business Combination, directly or indirectly, 20% or more of the Outstanding Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(iv)	Approval by our stockholders of a complete liquidation or dissolution of the Company other than to a corporation which would satisfy the requirements of clauses (A), (B) and (C) of subsection (iii) noted above, assuming for this purpose that such liquidation or dissolution was a Business Combination.

•	“Change in Control” under Mr. Hunt’s employment agreement in effect on December 31, 2013 and the 2009 Equity Plan and the Executive Incentive Plan means the occurrence of any of the following events:

(i)	An acquisition by any individual, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 40% of either (1) the then outstanding shares of Common Stock of the Company (the “Outstanding Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise, exchange or conversion of any Convertible Securities unless such securities were themselves acquired directly from the Company, (B) any acquisition by the Company, (C) any acquisition by T. Kendall Hunt or any of his affiliates, or (D) any acquisition by any Person pursuant to which (y) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entirety resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, and (z) individuals who were members of the Board immediately prior to the approval by the stockholders of the Company of such transaction will constitute at least a majority of the members of the board of directors of the entity resulting from such transaction; or

(ii)	within any period of 12 consecutive months, a change in the composition of the Board such that the individuals who, immediately prior to such period, constituted the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) ceases for any reason to constitute at least a majority of the Board; provided, however, for purposes hereof, that any individual who becomes a member of the Board during such period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)	the consummation of (1) a reorganization or consolidation of the Company or (2) the sale or other disposition of all or substantially all of the assets of the Company and its direct and indirect subsidiaries taken as a whole to a Person or Persons who are not “related persons” as defined in Treasury Regulation § 1.409A-3(i)(5)(vii)(B); except in each a case a transaction pursuant to which (A) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entirety resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, and (B) individuals who were members of the Board immediately prior to the approval by the stockholders of the Company of such transaction will constitute at least a majority of the members of the board of directors of the entity resulting from such transaction; or

(iv)	The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company (other than to an entity pursuant to a transaction which would comply with (A) and (B) of proviso (iii) above), assuming for this purpose that such transaction would otherwise be a Change of Control pursuant to (iii) above.

For purposes of the definition of “Change of Control” under Mr. Hunt’s employment agreement, the 2009 Equity Plan and the Executive Incentive Plan, a series of transactions undertaken with a common purpose shall be treated as a single transaction that begins on the consummation of the first transaction in the series and ends at the consummation of the last transaction in the series.

The amounts in the table below do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to full-time salaried employees generally upon termination of employment. Such payments and benefits include accrued salary and vacation pay and distributions of plan balances under the Company’s 401(k) plan.

	Termination by company without Cause or by named executive officer for Good Reason, without a Change in Control	Termination by company without Cause or by named executive officer for Good Reason, following a Change in Control	Change in control
T. Kendall Hunt, Chairman and Chief Executive Officer
Base salary(1)	$810,000	$810,000	$—
Annual cash bonus(2)	—	810,000	—
Stock options(3)	—	—	—
Restricted stock(4)	—	907,788	907,788
Performance shares(5)	—	—	—
Total	$810,000	$2,527,788	$907,788
Jan Valcke, President and Chief Operating Officer
Base salary(1)(7)	$936,360	$936,360	$—
Annual cash bonus(2)(7)	—	936,360	—
Stock options(3)	—	—	—
Restricted stock(6)	—	668,313	668,313
Performance shares(5)	—	—	—
Total	$936,360	$2,541,033	$668,313
Clifford K. Bown, Executive Vice President, Chief Financial Officer and Secretary
Base salary(1)	$340,000	$340,000	$—
Annual cash bonus(2)	—	289,000	—
Stock options(3)	—	—	—
Restricted stock(8)	—	594,909	594,909
Performance shares(5)	—	—	—
Excise tax gross-up(9)	—	—	—
Total	$340,000	$1,223,909	$594,909

(1)	Upon a termination of Mr. Hunt’s employment without Cause or a termination for Good Reason by Mr. Hunt, he will receive an amount equal to two years of his then current base salary payable in monthly installments over two years. When a termination results from a termination without Cause or a termination for Good Reason by Mr. Hunt within 18 months following a Change in Control, Mr. Hunt instead will receive a lump sum payment equal to two times his annual base salary. In the case of Mr. Valcke and Mr. Bown, pursuant to his employment agreement, the named executive officer will continue to receive regular payments of his base salary at the rate in effect at the time of termination, for his severance period. The severance period for Mr. Valcke is 24 months. The severance period for Mr. Bown is 12 months. In the case of Mr. Valcke and Mr. Bown, when termination results from a termination without Cause or a termination for Good Reason by the named executive officer within two years following a Change in Control, the named executive officer instead will receive a lump sum payment equal to the present value of the stream of such monthly payments. The lump sum payment will not be made until more than six months have elapsed after the termination date. Each named executive officer is subject to certain non-competition restrictions for a fixed period based on the nature of his termination.

(2)

Upon a termination of Mr. Hunt’s employment without Cause or a termination for Good Reason by Mr. Hunt, he will receive an amount equal to the amount (if any) then payable to him under the Executive Incentive Plan in accordance with the terms and conditions of the plan and any applicable award. When a termination results from a termination without Cause or a termination for Good Reason by Mr. Hunt within 18 months following a Change of Control, Mr. Hunt will receive an additional amount equal to two times the amount payable to him under the Executive Incentive Plan in connection with a Change in Control. In the case of Mr. Valcke and Mr. Bown, pursuant to his employment agreement, the named executive officer will receive a lump sum payment equal to the present value of his regular incentive compensation payments for his severance period. The lump sum payment will not be made until more than six months have elapsed after the termination date. For purposes of this table, the incentive compensation payment is based on the annual cash bonus that the named executive officer would have received for performance at the target level for 2013.

(3)	There are no exercisable stock options for Mr. Hunt, Mr. Valcke or Mr. Bown at December 31, 2013.

(4)	Represents the value of 117,437 shares of restricted stock held by Mr. Hunt on December 31, 2013, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2013 ($7.73 per share).

(5)	As of December 31, 2013, the performance period for all outstanding awards had lapsed and any awards earned are included in the restricted stock category of this table. Additional information regarding performance shares is provided above in “Compensation Discussion and Analysis.”

(6)	Represents the value of 86,457 shares of restricted stock held by Mr. Valcke on December 31, 2013, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2013 ($7.73 per share).

(7)	Mr. Valcke’s cash compensation, including his base salary and annual cash bonus, is paid and denominated in Euros. These amounts reflect the U.S. Dollar equivalent of his base salary and incentive compensation converted from Euros based on the exchange rate on December 31, 2013 (1.377 USD/Euro).

(8)	Represents the value of 76,961 shares of restricted stock held by Mr. Bown on December 31, 2013, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2013 ($7.73 per share).

(9)	In the case of Mr. Bown, represents an amount to cover the “gross up” for excise taxes imposed under the Internal Revenue Code on payments and benefits received by the named executive officer, in order to preserve the after-tax value of such payments and benefits to the named executive officer, if applicable.

Compensation of Directors

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board. In determining director compensation for 2013, our Compensation Committee sought to provide our directors with a total economic value that adequately compensates them for the time and efforts expended in serving on the Board and committees of the Board, and that aligns director compensation with the interests of the Company’s stockholders. The Board approved the following compensation for non-employee directors for 2013:

Director annual retainer:	$45,000
Audit Committee chairman fee:	$12,500
Audit Committee membership fee:	$4,000
Compensation Committee chairman fee:	$10,000
Compensation Committee membership fee:	$3,000
Corporation Governance and Nominating Committee chairman fee:	$7,500
Corporation Governance and Nominating Committee membership fee:	$3,000
Non-cash equity component:	$95,000

We do not pay separate director fees for meeting attendance. For 2013, the chairman fees, committee membership fees and annual retainers were paid on a quarterly basis in cash.

The non-cash equity component was granted on January 7, 2013 to each of the non-employee directors in the form of 12,460 shares of deferred common stock. The awards vested and became nonforfeitable on January 7, 2014, on the first anniversary date of the grant. Vesting is accelerated upon death, disability or change in control. Payment of each director’s equity award(s) are deferred until the earlier of the director’s cessation of service or a change in control.

Director Stock Ownership Policy

As a consequence of almost two-thirds (2/3) of the directors’ fees being payable in deferred common stock, all of the directors, except for Mr. Moog who joined the Board in December 2012, have over 68,000 shares of vested deferred common stock. Based upon the closing share price on December 31, 2013 of $7.73 per share, this represents approximately $530,000 of common stock for each director, other than Mr. Moog, or approximately three times their total annual director fees. The Board has adopted a stock ownership policy to reflect such practice. The policy provides that a Director’s annual retainer shall be paid in part in deferred stock equal in value to at least 50% of such Director’s aggregate annual retainer (excluding amounts payable for Committee Chair or membership) until the Director holds stock valued at no less than three times the Board’s aggregate annual retainer (excluding amounts payable for Committee Chair or membership).

Director Compensation Table

The table below sets forth the fees earned by each non-employee director in 2013.

Name(1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)(4)	Total
Michael Cullinane	$63,500	$95,069	$158,569
John Fox	$62,000	$95,069	$157,069
John Walter(5)	$72,250	$1,979	$74,229
Jean Holley	$55,000	$95,069	$150,069
Matthew Moog	$55,000	$93,089	$148,089

(1)	The aggregate number of unvested stock awards outstanding on December 31, 2013 for each of the Company’s non-employee directors was 12,460 deferred shares. The deferred shares are discussed further in “Compensation of Directors,” above, and in footnotes 3 and 4, below.

(2)	Includes annual retainer and fees for committee memberships and chairmanships.

(3)	The amounts reflected represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

(4)	On January 7, 2013, each of the Company’s non-employee directors, Messrs. Cullinane, Fox and Moog and Ms. Holley, each were awarded 12,460 shares of deferred common stock, as described above under “Compensation of Directors.” The grant date value of each director’s award calculated in accordance with FASB ASC Topic 718 was $95,070. All awards were granted under VASCO’s 2009 Equity Plan.

(5)	Mr. Walter resigned as director effective June 19, 2013.

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee are Mr. Cullinane, Mr. Fox, Ms. Holley and Mr. Moog. None of these individuals were at any time during fiscal year 2013 or were formerly an officer or employee of VASCO. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

PROCEDURE FOR SUBMITTING STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for consideration at and for inclusion in our proxy statement relating to the next annual meeting of stockholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the proxy statement relating to our 2015 annual meeting of stockholders, stockholder proposals must be received by the Company at our principal executive offices not less than 120 days prior to May 1, 2015 and must otherwise comply with the requirements of Rule 14a-8 and of the Company’s By-laws. For business to be properly brought before a stockholder meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, such notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the meeting; the written notice must include the information required by Article I, Section 10 of the Company’s By-laws. A copy of the Company’s By-laws is available on our website, www.vasco.com.

PROXY SOLICITATION

Proxies will be solicited by the Company by mail. Proxies may also be solicited by directors, officers or regular employees personally or by mail, telephone or telegraph, but such individuals will not be specially compensated for these services. Brokers, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of common stock, and the Company will reimburse them for their expenses in doing so. The full cost of the preparation and mailing of the Proxy Statement and accompanying materials and the related proxy solicitations will be borne by the Company.

TRANSACTIONS WITH RELATED PERSONS

We have not established a formal policy for the review of related person transactions because such transactions are generally prohibited under paragraph 5 of our Code of Ethics and Conduct, which is applicable to all of our directors and employees. A copy of the Code of Ethics and Conduct is available on our website, www.vasco.com.

In addition to having all directors and employees certify their compliance with the Code of Ethics and Conduct on an annual basis, each director and executive officer of the Company responds annually to a list of questions in connection with the preparation of our Proxy Statement and our Annual Report on Form 10-K. These questions include inquiries with respect to related person transactions reportable pursuant Item 404(a) of Regulation S-K. Each director and executive officer is obligated to notify VASCO immediately of any subsequent changes to the information provided in his or her responses to the question.

Should a related person transaction be identified through any of the aforementioned means, the Board of Directors or a committee of independent directors, as appropriate, would review the transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, executive officers and beneficial owners of more than 10% of the outstanding shares of common stock are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such forms or written representations that no reports under Section 16(a) were required, we believe that, for the year ended December 31, 2013, all of the Company’s directors, executive officers and greater than

10% beneficial owners complied with Section 16(a) filing requirements applicable to them with the exception of the following; on March 8, 2013, T. Kendall Hunt, Chief Executive Officer, Jan E. C. Valcke, President and Chief Operating Officer, and Clifford K. Bown, Executive Vice-President, Chief Financial Officer, and Secretary were awarded 83,804, 64,361, and 45,254 performance shares respectively in conjunction with 2010 grants pursuant to our 2009 Equity Plan. T. Kendall Hunt and Clifford K. Bown exchanged 46,067 shares and 23,416 shares, respectively, for mandatory minimum tax withholdings related to the award. Each of the three above-named officers had one late Section 16(a) filing for the year ended December 31, 2013, which reflected their respective reporting of the aforementioned transaction or transactions, as applicable. Such late Form 4s were filed on April 26, 2013.

OTHER MATTERS

Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting. If other matters are properly presented for a vote, however, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their judgment to the same extent as the person who signed the proxy would be entitled to vote.

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call VASCO Data Security International, Inc., 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181, Attention: Secretary (telephone number: (630) 932-8844. If you are receiving multiple copies of our Annual Report and Proxy Statement, you can request householding by contacting our Secretary in the same manner.

By Order of the Board of Directors,

Clifford K. Bown

Secretary

Oakbrook Terrace, Illinois

April 23, 2014

VASCO DATA SECURITY INTERNATIONAL, INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 18, 2014 1901 SOUTH MEYERS ROAD, OAKBROOK TERRACE, ILLINOIS 60181 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
VOTER CONTROL NUMBER:

PROXY NUMBER:

ACCOUNT NUMBER:	SHARES:

NUMBER OF PERSONS ATTENDING

VASCO DATA SECURITY INTERNATIONAL, INC.

ANNUAL MEETING OF STOCKHOLDERS – JUNE 18, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints T. Kendall Hunt and Clifford Bown, and each of them with full power of substitution, as proxies to vote all the shares of common stock of VASCO Data Security International, Inc., a Delaware corporation, that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on June 18, 2014 and at any adjournment thereof, as designated for the items set forth and in the Notice of Annual Meeting of Stockholders and the Proxy Statement dated April 23, 2014.

1.	Elect the following individuals as directors:	FOR	WITHHELD		FOR	WITHHELD
	01 T. Kendall Hunt	☐	☐	04 Jean K. Holley	☐	☐
	02 Michael P. Cullinane	☐	☐	05 Matthew Moog	☐	☐
	03 John N. Fox, Jr.	☐	☐

2.	Approve executive compensation.

☐ FOR                     ☐ AGAINST                     ☐ ABSTAIN

3.	Reapprove the Vasco Data Security International, Inc. Executive Incentive Compensation Plan.

☐ FOR                     ☐ AGAINST                     ☐ ABSTAIN

4.	Reapprove the Vasco Data Security International, Inc. 2009 Equity Incentive Plan.

☐ FOR                     ☐ AGAINST                     ☐ ABSTAIN

5.	Ratify the appointment of KPMG LLP as independent registered accounting firm for the fiscal year ending December 31, 2014.

☐ FOR                     ☐ AGAINST                     ☐ ABSTAIN

The Board of Directors recommends a vote FOR the election of the Director nominees set forth in Proposal 1,

FOR Proposal 2, FOR Proposal 3, FOR Proposal 4, and FOR Proposal 5.

If properly executed, this proxy will be voted as specified herein or, if not specified, FOR the election as directors of the nominees named in Proposal 1, FOR the approval of Proposal 2, FOR the approval of Proposal 3, FOR the approval of Proposal 4, and FOR the approval of Proposal 5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. At this time, management knows of no such other business.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 18, 2014:

The Company’s Proxy Statement and Annual Report are available at http://www.vasco.com/investor_relations/investors_overview/investors_overview.aspx.

SIGNATURE	DATE	SIGNATURE	DATE

NOTE: PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ON THIS CARD. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE PROMPTLY RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE.